    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1997.

                                                      REGISTRATION NO. 333-29295
------------------------------------------------------------
------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                              RETROSPETTIVA, INC.
       (Exact Name of Small Business Issuer As Specified In Its Charter)

          CALIFORNIA                         2337                  95-4298051
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                   Classification Code No.)       I.D. Number)
incorporation or organization)

                            8825 WEST OLYMPIC BLVD.
                            BEVERLY HILLS, CA 90211
                                 (310) 657-4488
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                 MICHAEL D. SILBERMAN, CHIEF FINANCIAL OFFICER
                              RETROSPETTIVA, INC.
                            8825 WEST OLYMPIC BLVD.
                            BEVERLY HILLS, CA 90211
                                 (310) 657-1745

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:


         GARY A. AGRON, ESQ.                      DONALD C. REINKE, ESQ.
     Law Office of Gary A. Agron                  BRUCE P. JOHNSON, ESQ.
     5445 DTC Parkway, Suite 520             Pezzola & Reinke, A Professional
         Englewood, CO 80111                           Corporation
            (303) 770-7254                   1999 Harrison Street, Suite 1300
         (303) 770-7257 (Fax)                       Oakland, CA 94612
                                                      (510) 273-8750
                                                   (510) 834-7440 (Fax)


                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the Underwriting Agreement is executed.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box:
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                       PROPOSED MAXIMUM   PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                    AMOUNT TO            PRICE            AGGREGATE          AMOUNT OF
           SECURITIES TO BE REGISTERED                BE REGISTERED      PER SECURITY     OFFERING PRICE(2)  REGISTRATION FEE
Units, consisting of two shares of Common Stock,         575,000
  no par value and one Warrant(1).................        Units             $12.00           $6,900,000           $2,091
                                                         575,000
Common Stock, no par value, underlying Warrants...       Shares              $7.50           $4,312,500           $1,307
                                                         50,000
Representatives' Warrants(2)......................      Warrants            $ .002              $ 100             $ --0--
Units underlying Representatives' Warrants
  consisting of two shares of Common Stock and one       50,000
  Warrant.........................................        Units             $14.40            $720,000             $219
Common Stock, no par value, underlying Warrants          50,000
  included in Representatives' Warrants(2)........       Shares              $7.50            $375,000             $114
Common Stock, no par value offered by Selling            75,000
  Shareholders....................................       Shares              $6.00            $450,000             $136
Totals............................................                                           $12,757,600          $3,776



(1) Includes the overallotment option granted to the Underwriters of 75,000
    Units.



(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares issuable upon exercise of the Representatives' Warrants is subject to adjustment in accordance with anti-dilution provisions of such warrants.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                (EXHIBIT INDEX LOCATED ON PAGE   OF THIS FILING)

------------------------------------------------------------
------------------------------------------------------------

SUBJECT TO COMPLETION               PRELIMINARY PROSPECTUS DATED AUGUST 14, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              RETROSPETTIVA, INC.

                                 500,000 UNITS
                               ------------------


    Retrospettiva, Inc. (the "Company") is offering (the "Offering") through Kensington Securities, Inc. and Gunn Allen Financial, Inc., as the representatives (the "Representatives") of the underwriters herein named (the "Underwriters") 500,000 Units of the Company's securities ("Units"), each Unit consisting of two shares of no par value common stock ("Common Stock") and one redeemable common stock purchase warrant ("Warrant") at a price of $12.00 per Unit. The Common Stock and Warrants are separately tradeable immediately upon issuance. Each Warrant is exercisable to purchase one share of Common Stock at an exercise price of $7.50 per share for a period of five years from the date hereof and may be redeemed by the Company after six months from the date hereof for $.01 per Warrant on 30 days' written notice to the Warrantholders if the closing price of the Common Stock on the Nasdaq National Market System (the "National Market") is at least $8.50 per share for 20 consecutive trading days, ending not earlier than five days before the Warrants are called for redemption. The Unit price and Warrant exercise price have been determined by negotiations between the Company and the Representatives and such prices are not necessarily related to the Company's financial condition, net worth or other established criteria of value. See "Risk Factors" and "Underwriting."



    There is no trading market for the Units, Common Stock and Warrants and there can be no assurance that a trading market will develop in these securities upon completion of the Offering. The Company has applied to have the Common Stock and Warrants (but not the Units) listed on the National Market under the symbols "RTRO" and "RTROW," respectively.



    This Prospectus also covers the sale of 75,000 shares of Common Stock which may be sold from time to time in open market transactions at prevailing prices by two shareholders (the "Selling Shareholders"). All registration expenses associated with the sale of the Selling Shareholders' shares (excluding sales commissions) will be paid by the Company. See "Selling Shareholders."

                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION ("COMMISSION") NOR HAS THE COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL
   DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN A TOTAL
       LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


    The Units are offered by the Underwriters on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of certificates representing the securities will be made against payment therefor in Scottsdale, Arizona on or about three business days from the date of this Prospectus.

                                                                     UNDERWRITING
                                                                     DISCOUNTS AND         PROCEEDS TO
                                               PRICE TO PUBLIC      COMMISSIONS(1)         COMPANY(2)
Per Unit...................................        $12.00                $1.20               $10.80
Total(3)...................................      $6,000,000            $600,000            $5,400,000


(1) Excludes a nonaccountable expense allowance payable to the Representatives of $180,000 ($207,000 if the Overallotment Option is exercised) and the issuance of warrants to the Representatives (the "Representatives' Warrants") to purchase up to 50,000 Units at a price of $14.40 per Unit. The Company has granted certain registration rights with respect to the Units underlying the Representatives' Warrants and has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the "1933 Act"). See "Underwriting."



(2) Before deducting costs of the Offering estimated to be $455,000, including the Representatives' nonaccountable expense allowance. See "Underwriting."



(3) Assumes no exercise of the Underwriters' option (the "Overallotment Option"), exercisable within 30 days from the date of this Prospectus, to purchase from the Company up to 75,000 additional Units on the same terms as the Units offered hereby solely to cover overallotments, if any. If the Overallotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $6,900,000, $690,000 and $6,210,000, respectively. See "Underwriting."



KENSINGTON SECURITIES, INC.  GUNN ALLEN FINANCIAL, INC.


             THE DATE OF THIS PROSPECTUS IS                 , 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND WARRANTS INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


    The Company will furnish annual reports to its shareholders which will include year end audited financial statements. The Company may also furnish to its shareholders quarterly financial statements and such other reports as may be authorized by its Board of Directors. See "Available Information."

                             [Woman wearing blazer]

                               PROSPECTUS SUMMARY


    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS THAT APPEAR ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE AND OTHER INFORMATION IN THIS PROSPECTUS REFLECTS AN APPROXIMATELY 2.3825731 SHARES FOR ONE SHARE FORWARD STOCK SPLIT EFFECTED BY THE COMPANY ON JUNE 20, 1997 AND ASSUMES THAT THE WARRANTS, THE OVERALLOTMENT OPTION AND THE REPRESENTATIVES' WARRANTS HAVE NOT BEEN EXERCISED.



    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PROSPECTUS INCLUDE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES ARE DETAILED UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE THROUGHOUT THE PROSPECTUS AND WILL BE FURTHER DISCUSSED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE COMMISSION. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THE PROSPECTUS SPEAK ONLY AS OF THE DATE HEREOF.



                                  THE COMPANY



    The Company contracts for the manufacture of a variety of garments, primarily basic women's activewear, sportswear and businesswear which include skirts, blouses, blazers, pants, shorts, vests and dresses, using assorted fabrics including rayons, linens, cotton and wool. The Company offers such garments to customers under its own labels, "Magellan" and "Retrospettiva" and under private labels selected by its customers and markets its products exclusively in the United States to (i) large wholesalers such as Giorgio Sant' Angelo, Jeans Collectibles, V.S. Sport, Positive Influence, David N., Synari and Wild Life, (ii) national retailers including department stores such as Dayton Hudson, J.C. Penney, Casual Corner and Newton's, and (iii) women's chain clothing stores such as Marshalls, TJ Maxx, Chadwicks, Hit or Miss, Fred Mayer and Cato.



    Substantially all of the Company's garments are sold on a "package" basis pursuant to which the Company markets at fixed prices finished garments to the customer's specifications and quantity requirements, arranges for production of the garments and delivers the garments directly to the customer at the port of entry. In its marketing, the Company emphasizes these package arrangements and what it believes to be the better quality and lower prices of garments produced by skilled Macedonian workers as compared to lower paid workers in certain other regions. See "Business--Marketing."



    As a package provider, the Company sources and purchases fabrics and trims, arranges for cutting and sewing, and coordinates any other services required to provide a completed garment. Since the Company manufactures its finished products only upon receipt of purchase orders from its wholesale and retail customers, and therefore does not maintain an inventory of finished products, the Company believes that it minimizes the marketing and fashion risk generally associated with the apparel industry. Fabrics and trims are purchased from suppliers in China, India, Russia, Romania, Italy and the United States. After dying the fabric, if necessary, the fabric and trim are shipped to factories selected by the Company (located in Macedonia) where they are manufactured into completed garments under the Company's management and quality control guidance.



    The apparel industry is highly competitive and consists of numerous manufacturers, importers and distributors. Many of the Company's competitors are significantly larger, more diversified and have significantly greater financial, distribution, marketing, name recognition and other resources than the Company. The Company believes it has certain competitive advantages resulting from its relationships with Macedonian manufacturers including (i) the availability in Macedonian factories of highly skilled workers at relatively lower costs than in more economically developed regions, (ii) a lack of quotas and lower tariffs in the importation into the United States of finished goods from Macedonia, and (iii) lower shipping costs and faster garment delivery as a result of the closer geographical proximity to the United States of the Company's Macedonian contract manufacturers compared to manufacturers in the Pacific Rim nations. See "Business--Competition."



    The Company was organized in November 1990 initially to manufacture and import textile products from Italy including finished garments and fabrics. By 1993, the Company was purchasing fabrics from firms and factories around the world and contracting for the manufacture of finished garments in Macedonia for importation into the United States.



    The Company's executive offices are located at 8825 West Olympic Blvd., Beverly Hills, California 90211, and its telephone number is (310) 657-1745.


                                  THE OFFERING


Securities Offered............  500,000 Units, each Unit consisting of two shares of Common
                                Stock and one Warrant

Offering Price................  $12.00 per Unit

Common Stock Outstanding Prior
  to the Offering(1)..........  1,750,000 shares

Securities Outstanding After
  the Offering(1).............  2,750,000 shares and 500,000 Warrants

Use of Proceeds...............  The net proceeds of the Offering will be used to purchase fabric, purchase apparel manufacturing equipment, repay debt and for working capital. See "Use of Proceeds."

Nasdaq National Market          RTRO--Common Stock
  Symbols.....................  RTROW--Warrants

Transfer and Warrant Agent....  Corporate Stock Transfer, Inc.


------------------------


(1) Excludes exercise of: (i) the Warrants; (ii) the Overallotment Option; (iii) the Representatives' Warrants; and (iv) outstanding stock options to purchase up to 1,761,633 shares of Common Stock issued under the Company's 1996 Stock Option Plan. See "Dilution," "Capitalization," "Management--1996 Stock Option Plan," "Description of Securities" and "Underwriting."

                         SUMMARY FINANCIAL INFORMATION


    The financial information of the Company set forth below for the two years ended December 31, 1995 and 1996 has been derived from the Company's audited financial statements included herein. Interim information for the six months ended June 30, 1996 and 1997 has been derived from unaudited financial statements which are also included herein. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997. The financial information should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus.



                                                              YEAR ENDED DECEMBER 31,
                                                             --------------------------
                                                                 1996          1995
                                                             ------------  ------------   SIX MONTHS ENDED JUNE
                                                                                                   30,
                                                                                         ------------------------
                                                                                            1997         1996
                                                                                         -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)

INCOME STATEMENT DATA:

Net sales..................................................    12,902,195    11,379,826   7,921,299    5,680,696

Gross profit...............................................     1,896,142     1,402,893   1,162,968      762,355

Operating income...........................................     1,363,342       891,776     887,283      444,586

Interest expense...........................................        61,457        21,241      23,784       18,024

Net income.................................................       772,802       680,495     519,976      254,562

Weighted average shares outstanding........................     1,750,000     1,750,000   1,750,000    1,750,000

Net income per share.......................................           .44           .39         .30          .15



                                                                                         AT JUNE 30,       AS
                                                                                            1997      ADJUSTED(1)
                                                                                         -----------  ------------
                                                                                         (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA:
Working capital........................................................................   1,555,579      5,917,579
Total assets...........................................................................   5,846,644     10,928,644
Long-term debt.........................................................................      --            --
Total liabilities......................................................................   4,148,125      3,668,125
Shareholders' equity...................................................................   1,698,519      6,643,519


------------------------


(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering without giving effect to exercise of the Warrants, the Overallotment Option, the Representatives' Warrants or outstanding stock options. See "Use of Proceeds" and "Description of Securities."

                                  RISK FACTORS

    Prospective purchasers of the Units should carefully consider the following risk factors and the other information contained in this Prospectus before making an investment in the securities. Information contained in this Prospectus includes "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy." No assurance can be given that the future results addressed by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results addressed in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results addressed in such forward-looking statements.


    LIMITED OPERATING HISTORY. The Company began operations in November 1990, and has a limited operating history upon which potential investors may evaluate its performance. Although the Company reported net income for the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997, there can be no assurance that future operations will be profitable. The likelihood of the Company's success must be considered relative to the problems, difficulties, complications and delays frequently encountered in connection with the development and operation of a relatively new business and the intensely competitive environment in which the Company operates. The business risks to which the Company are subject include, but are not limited to, inability to develop products, competition, unforeseen marketing and promotional expenses, unforeseen negative publicity, unforeseen difficulties in obtaining appropriate supply of raw materials, cutting and sewing services and warehouse and shipping services, lack of operating experience and limitations on its ability to raise capital or finance operations. Many of the risks may be unforeseeable or beyond the control of management, including the introduction of superior products to the market by competitors. See "Business" and "Financial Statements."



    DEPENDENCE ON THE COMPANY'S PRESIDENT AND OTHER KEY PERSONNEL. The success of the Company is largely dependent on the personal efforts, relationships and abilities of the executive officers of the Company, especially Mr. Vukadinovic, who is the Chief Executive Officer and President of the Company. In May 1996, Mr. Vukadinovic entered into a three-year employment agreement with the Company which includes a non-competition provision effective through the term of the agreement and for two additional years thereafter. The Company intends to apply for life insurance upon Mr. Vukadinovic's life in the face amount of $1,000,000 but does not maintain key man life insurance on the lives of any other executive officers. The loss of the services of Mr. Vukadinovic would have a material adverse effect on the Company. See "Management."



    DEPENDENCE UPON UNAFFILIATED MANUFACTURERS AND FABRIC SUPPLIERS; DEPENDENCE UPON EXTENSION OF CREDIT TERMS. The Company does not own or operate any fabric making or manufacturing facilities and is therefore dependent upon independent fabric suppliers and manufacturers to manufacture products to the Company's specifications. The inability of a fabric supplier to deliver fabric to the manufacturers, or of a manufacturer to produce or ship the Company's products at agreed upon times, or to meet the Company's quality standards, could adversely affect the Company's ability to deliver products to its customers in a timely manner. Delays in delivery could also result in missing certain retailing seasons with respect to products ordered by customers or could otherwise have an adverse effect on the Company's financial condition and results of operations. The Company is dependent upon two fabric suppliers (Newbel, Inc. and Farnet Trading Co.) which provided approximately 37% and 11%, respectively, of the Company's fabric purchases for the year ended December 31, 1996 and three fabric suppliers (Newbel, Inc., Elvana Trading Limited and One Four Four accounted for 41%, 15% and 31% respectively of the Company's fabric purchases for the six months ended June 30, 1997. The loss of any of these suppliers could have a material adverse affect on the Company's operations. Additionally, the Company is dependent upon one manufacturing agent which selects factories in Macedonia to manufacture the Company's products and oversees such production. The Company does not have any written contracts with any of its contractors or suppliers. One of these suppliers has extended credit terms to the Company for fabric purchased of up to $1,200,000. The loss of credit terms from this or any other supplier would have a material adverse effect on the Company's operations. There can be no assurance that this or other suppliers will provide credit terms to the Company in the future. See "Business--Manufacturing and Suppliers."



    DEPENDENCE ON CERTAIN CUSTOMERS. Three of the Company's customers each accounted for 10% or more of sales (and 87% of sales in the aggregate) for the year ended December 31, 1996, and two customers each accounted for 10% or more of sales (and 91% of sales in the aggregate) for the six months ended June 30, 1997. A loss of any of these customers would have a material adverse effect on the Company's operations. See "Business--Marketing."



    FOREIGN OPERATIONS. During 1996, substantially all of the Company's fabric purchases were made outside the United States, and all of the apparel sold by the Company was manufactured in Macedonia. The Company's operations would be adversely affected by political instability resulting in disruption of trade with foreign countries in which the Company's contractors and suppliers are located, the imposition of additional regulations related to imports or duties, taxes and other charges on imports, significant fluctuations in the value of the United States' dollar against foreign currencies and restrictions on the international transfer of funds. The Company's import operations may be subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries (not currently including Macedonia). These agreements impose quotas on the amount and type of goods which can be imported into the United States from these countries and can limit or prohibit importation of products on very short notice. The Company's imported products are also subject to United States customs duties which may be a material portion of the Company's cost of imported goods. A substantial increase in customs duties or the imposition of quota limits applicable to the Company's imports (especially from Macedonia) could have a material adverse effect on the Company's financial condition and results of operations. Because the Company's foreign manufacturers are located at greater geographic distances from the Company's customers than domestic manufacturers, the Company is generally required to allow greater lead time for its orders. See "Business."



    COMPETITION. The apparel industry is highly competitive and consists of numerous manufacturers, importers and retailers. The Company's strategy relies on its ability to deliver high-quality products to its wholesale and retail customers in a timely fashion and at competitive prices. Many of the Company's competitors are significantly larger and more diversified and have significantly greater financial, distribution, marketing, name recognition and other resources than the Company. The Company also encounters competition from department stores and mass merchandisers, including some of the Company's own retail customers, who sell apparel under their own private labels. Recently, department stores and mass merchandisers have increased the amount of sportswear and activewear manufactured specifically by them or their contract manufacturers and sold under their own labels. See "Business--Competition."



    RISKS ASSOCIATED WITH SIGNIFICANT GROWTH. The Company has experienced rapid growth which has placed, and could continue to place, a significant strain on its employees and operations. The Company remains vulnerable to a variety of business risks generally associated with rapidly growing companies as well as risks related to the broadening of its product offerings and the expansion of its distribution channels. No assurance can be given that the Company will be able to continue to deliver products in a timely manner at competitive prices. To manage growth effectively, the Company will be required to continue to implement changes in certain aspects of its business, expand its information systems and operations to respond to current demand and develop, train and manage employees. In addition, failure to enhance operating control systems or unexpected difficulties encountered during expansion could adversely affect the Company's financial condition and results of operations. See "Financial Statements."

    UNCERTAINTIES IN APPAREL INDUSTRY; GENERAL ECONOMIC CONDITIONS;
SEASONALITY. The apparel industry has historically been subject to substantial cyclical variations. During recessionary periods, when disposable income is low, purchases of apparel and related goods tend to decline. Accordingly, a recession in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on the Company's results of operations. Additionally, the retail apparel industry has experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. Various retailers, including some of the Company's customers, experienced financial difficulties in the past few years which increased the risk of extending credit to such retailers. Financial problems of a retailer could cause the Company to curtail business with such retailer, require the Company to assume more credit risk relating to the retailer's receivables or even write off the retailer's receivables. The Company cannot predict what effect, if any, continued changes within the retail industry will have on the Company's business. In addition, apparel manufacturers face the risks of delays in delivery of products, imperfections in the manufacture of products and returns from customers, all of which could have an adverse effect on the Company. The Company's business is somewhat seasonal, with historically greater sales in the first and fourth quarters, but management believes that it is less so than many other apparel companies, primarily because of the Company's focus on basic sportswear, which tends to be less seasonal than fashion sportswear. The Company does not believe this seasonality has had a material adverse impact on its cash flow or operations, although there can be no assurance that this will not be the case in the future. See "Business."



    POLITICAL INSTABILITY. All of the apparel sold by the Company is manufactured in Macedonia, which was formerly a part of Yugoslavia. Some regions of the former Yugoslavia, most notably Bosnia, Croatia and Serbia, have experienced significant political instability, including warfare and rebellion. Although Macedonia has not experienced such instability, there can be no assurance that future unrest will not occur in Macedonia. Any unrest, instability, warfare, or rebellion in Macedonia would have a material adverse effect on the Company's operations.



    CONCENTRATION OF ACCOUNTS RECEIVABLE. At December 31, 1996 and June 30, 1997, two customers accounted in the aggregate for 93% and 73%, respectively, of the Company's accounts receivable. All payments on these accounts are current; however, if either customer defaulted on its account receivable obligation to the Company, the Company's financial condition would be adversely affected. See "Financial Statements."



    POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results could vary from period to period as a result of the purchasing patterns of customers, the timing of new product introductions by the Company and its competitors, variations in sales and competitive pricing. Seasonal variations in sales and unanticipated events, including delays in manufacturing new garments, could also have a material adverse effect on the Company's operating results. These factors could result in significant fluctuations in operating results in future periods. See "Financial Statements."


    LIMITATION ON LIABILITY. The Company's Articles of Incorporation provide that liability of directors to the Company for monetary damages is eliminated to the full extent provided by California law. Under California law, a director is not personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on the Company's capital stock or the unlawful purchases of its capital stock; or (iv) for any transaction from which the director derived any improper personal benefit.


    The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws. See "Description of Securities--Limitation on Liability."



    LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE. Prior to the Offering, there has been no public trading market for the Common Stock or Warrants underlying the Units. The initial public offering price of the Units and the exercise price of the Warrants were determined by negotiations between the Company and the Representatives and do not necessarily bear any relationship to recognized criteria for the valuation of such securities. Factors considered in such negotiations included the Company's current level of revenues and earnings, its prospects for future growth based upon proceeds of the Offering, the nature of the Company's products, the apparel industry in general and the level of competition within the industry. There can be no assurance that a regular trading market for the Common Stock or Warrants will develop or continue after the Offering or, if such a market develops, that the market price of the component securities will equal or exceed the Offering price. See "Underwriting."



    IMMEDIATE SUBSTANTIAL DILUTION. The Offering involves an immediate and substantial dilution of $3.59 per share of Common Stock, a 60% difference between the public offering price of $6.00 per share of Common Stock (ascribing no value to the Warrants included in the Units) and the net tangible book value of $2.41 per share of Common Stock upon completion of the Offering, assuming no exercise of the Warrants, the Overallotment Option, the Representatives' Warrants or other outstanding stock options of the Company. See "Dilution."



    SIGNIFICANT NUMBER OF STOCK OPTIONS OUTSTANDING. The Company's officers, directors, employees and consultants hold stock options to purchase an aggregate of 1,761,633 shares of the Company's Common Stock at prices ranging from $.63 to $6.75 per share. Exercise of these stock options would significantly increase the number of shares of Common Stock outstanding, dilute the ownership of the investors in the Offering and reduce any per share earnings otherwise realized by the Company.


    NO DIVIDENDS. The Company has not paid any dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. See "Description of Securities--Dividends."

    POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of the Company's Common Stock and Warrants following the Offering may be highly volatile, as has been the case with the securities of other companies completing initial public offerings. Factors such as the Company's operating results or announcements by the Company or its competitors may have a significant effect on the market price of the Company's securities. In addition, market prices for securities of many emerging and small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results and general economic indicators and conditions, as well as other factors beyond the control of the Company.


    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale following the Offering could adversely affect the market price for the Common Stock. Following the Offering, the 1,000,000 shares of Common Stock and the 500,000 Warrants included in the Units, together with the 500,000 shares of Common Stock underlying the Warrants and the 75,000 shares registered hereby on behalf of the Selling Shareholders may all be sold in the open market. An additional 1,340,241 shares of the Company's Common Stock are currently eligible for sale in the open market under Rule 144 ("Rule 144") promulgated under the 1933 Act, and the remaining 334,759 shares will be eligible for sale in March 1998. Notwithstanding the above, the Company's officers, directors and 5% or greater shareholders (holding an aggregate of 1,101,991 shares after deducting the 75,000 shares to be registered hereby which are excluded from the following restriction on resale) have agreed with the Representatives not to sell or otherwise dispose of their shares of Common Stock without the prior written consent of the Representatives for a period of two years from the date of this Prospectus provided, however, that 50% of such shares (550,996 shares) may be sold after one year from the date of this Prospectus if the Company reports at least $1,000,000 of after tax net income for the year ending December 31, 1997. In addition, the holders of an additional 573,009 shares have agreed not to sell or otherwise dispose of their shares without the prior written consent of the Representatives for a period of one year from the date of this Prospectus. See "Description of Securities--Common Stock Eligible for Future Sale" and "Underwriting."



    UNDERWRITERS' INFLUENCE ON THE MARKET. A significant amount of the Common Stock and Warrants offered hereby may be sold to customers of the Representatives and the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although it has no obligation to do so, the Representatives intend to make a market in the Company's Common Stock and Warrants and may otherwise effect transactions in the Common Stock and Warrants. This market-making activity may terminate at any time. If it participates in the market, the Representatives may exert a dominating influence on the market, if one develops, for the Common Stock and Warrants. The price and liquidity of the Common Stock and Warrants may be significantly affected by the degree, if any, of the Underwriters' participation in such market.



    POSSIBLE RESTRICTIONS ON MARKET-MAKING ACTIVITIES IN THE COMPANY'S SECURITIES. Although they have no obligation to do so, the Representatives intend to engage in market-making activities or soliciting brokerage activities with respect to the purchase or sale of the Common Stock and Warrants in the National Market where such securities will trade. However, no assurance can be given that the Representatives will continue to participate as market makers for the Common Stock and Warrants or that other broker/dealers will make a market in such securities. In connection with the Offering, the Company has granted the Representatives the right to act as the Company's agent in connection with any future solicitation of holders of the Warrants to exercise their Warrants. Unless granted an exemption by the Commission from Regulation M under the 1934 Act, the Representatives will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during a period prescribed by Regulation M before the solicitation of the exercise of any Warrants until the latter of the termination of such solicitation activities or the termination by waiver or otherwise of any right the Representatives may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representatives and soliciting broker/dealers may be unable to continue to make a market for the Company's securities during certain periods while the Warrants are exercisable. Such a limitation, while in effect, could impair the liquidity and market prices of the Company's securities.



    CONTROL BY MANAGEMENT; AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK; PREVENTION OF CHANGES IN CONTROL. Upon completion of the Offering, the Company's officers and directors will own approximately 40.1% of the then issued and outstanding shares of Common Stock (assuming no exercise of the Warrants, the Overallotment Option, the Representatives' Warrants or other outstanding stock options) and will continue to be able to elect substantially all of the Company's directors and control the affairs of the Company. The Company's Articles of Incorporation authorize the issuance of up to 1,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease of the value or market price of the Common Stock and could further be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Articles of Incorporation or Bylaws. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation, and conversion rights. See "Description of Securities."

    REPRESENTATIVES' LACK OF UNDERWRITING EXPERIENCE. Kensington Securities, Inc., one of the Representatives, was organized in July 1989 under the name Chadwick Securities, Incorporated, was registered as a broker-dealer in October 1989 and changed its name to Kensington Securities, Inc. in September 1994. Kensington Securities, Inc. acted as a representative of the underwriters in only one prior public offering and Gunn Allen Financial, Inc. has never acted as a representative of the underwriters, although both firms have participated as dealers in offerings underwritten by others. This lack of underwriting experience may (i) adversely affect the development or continuation of a trading market for the Common Stock and Warrants, (ii) have limited the effectiveness of the Representatives in negotiating the offering price of the Units and the exercise price of the Warrants, and (iii) negatively influence the market price of the Common Stock and Warrants following the Offering. The Representatives had no material relationship with the Company or its promoters prior to this Offering.



    NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES OF COMMON STOCK UNDERLYING THE WARRANTS. The Warrants are not convertible or exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares of Common Stock have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the holders of such Warrants. There can be no assurance that the Company will have or maintain a current prospectus or that the securities will be qualified or registered under any state laws. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the Common Stock issuable upon exercise of the Warrants following completion of the Offering to the extent required by federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the Common Stock issuable upon exercise of the Warrants is not kept current or if the Common Stock issuable upon exercise of the Warrants is not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the Common Stock issuable upon exercise of the Warrants for sale under all applicable state securities laws. See "Description of Securities--Warrants."



    REDEMPTION OF WARRANTS. The Warrants may be redeemed by the Company under certain circumstances (if there is a current prospectus covering exercise of the Warrants) upon 30 days' written notice to the Warrantholders at $.01 per Warrant. In such event, the Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. Any Warrants not exercised by such time will cease to be exercisable, and the holders will be entitled only to the redemption price, which is likely to be substantially less than the market value of the Warrants. Accordingly, such redemption could force the Warrantholders to exercise the Warrants and pay the exercise price at a time when it might be disadvantageous for them to do so or to sell the Warrants at the then market price when they might otherwise prefer to hold the Warrants. See "Description of Securities--Warrants."



    The Common Stock and the Warrants, which comprise the Units offered hereby, are detachable and separately transferable immediately upon issuance. Purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Warrants unless and until such shares could be qualified for sale in jurisdictions in which the purchasers reside, or an exemption from qualification exists in such jurisdiction. In this event, Warrantholders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities--Warrants."

    LISTING AND MAINTENANCE CRITERIA FOR NASDAQ SECURITIES. The Company has applied for listing on the Nasdaq National Market and believes it meets the current and recently proposed standards for such listing. The current listing criteria for the National Market require (i) $4,000,000 of net tangible assets
(ii) pre-tax and net income in the most recently completed fiscal year or in two of the last three most recently completed years of $750,000 and $400,000, respectively (iii) a public float of 500,000 shares, (iv) a market value of the public float of at least $3,000,000, (v) a $5.00 minimum bid price per share for the securities, (vi) two market makers and (vii) at least 400 shareholders. The proposed listing criteria, which have not yet been adopted, increase (i) the net tangible assets to $6,000,000 (ii) the pre-tax earnings to $1,000,000 (the net income requirement is eliminated), (iii) the public float to 1,100,000 shares,
(iv) the market value of the public float to $8,000,000, and (v) the number of market makers to three.



    The National Association of Securities Dealers, Inc. (the "NASD"), which administers Nasdaq (which includes the National Market) recently has adopted certain criteria for continued Nasdaq eligibility. In order to continue to be included on at least the Nasdaq Small Cap Market, (thereby exempting a company from the "penny stock" regulations described below) a company must maintain $2 million in total assets, a $200,000 market value of its public float and $1 million in total capital and surplus. In addition, continued inclusion requires at least two market makers, 300 holders of the Common Stock and a minimum bid price of $1 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus. Proposed maintenance requirements on the Nasdaq SmallCap Market would increase net tangible assets to $2 million unless the Company had net income of $500,000 in two of the last three years or a market capitalization of $35 million. In addition, shares in the public float would be increased to 500,000 from 100,000 and the net value of the float would be increased to $1 million. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities on at least the Nasdaq SmallCap Market. In such event, trading, if any, in the securities may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities.



    DISCLOSURE RELATED TO PENNY STOCKS. The Commission has adopted rules that define a "penny stock" as equity securities priced at under $5.00 per share which are not listed for trading on Nasdaq (unless (i) the issuer has a net worth of $2,000,000 if in business for more than three years or $5,000,000 if in business for less than three years or (ii) the issuer has had average annual revenues of $6,000,000 or more for the prior three years). In the event that any of the Company's securities are characterized in the future as penny stock, broker-dealers dealing in the securities will be subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities, and obtain the written consent of purchasers to purchase such securities and
(ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from affecting transactions in penny stocks, which could reduce the liquidity of the securities offered hereby.

                                    DILUTION


    At June 30, 1997, the net tangible book value of the Company was $1,565,190, or $.89 per share of Common Stock. "Net tangible book value" per share represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after June 30, 1997, other than to give effect to the sale by the Company of the 1,000,000 shares of Common Stock included in the Units and offered hereby, less underwriting discounts and commissions and estimated costs of the Offering not recorded as deferred costs as of June 30, 1997, the net tangible book value of the Company at June 30, 1997 would have been $6,627,519 or approximately $2.41 per share. This represents an immediate increase in net tangible book value of $1.52 per share of Common Stock to existing shareholders and an immediate dilution of $3.59 per share to new shareholders. "Dilution" per share represents the difference between the $6.00 per share price to be paid by the new shareholders (without ascribing any value to the Warrants included in the Units) and the net tangible book value per share of Common Stock immediately after this Offering.



    The foregoing is illustrated in the following table:



Public offering price per share of Common Stock included in the Units......  $    6.00
  Net tangible book value per share of Common Stock before Offering........  $     .89
  Increase in net tangible book value per share of Common Stock
    attributable to new investors purchasing in the Offering...............  $    1.52
Net tangible book value per share of Common Stock after the Offering.......  $    2.41
Dilution of net tangible book value per share of Common Stock to new
  investors................................................................  $    3.59
Percent reduction of net tangible book value per share to new investors....         60%



    The following table sets forth the number of shares of Common Stock purchased as a part of the Units, the total consideration paid and the average price per share paid by existing shareholders as of June 30, 1997 and new investors purchasing Common Stock in the Offering:


                                               SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                           -------------------------  ---------------------------     PRICE
                                             NUMBER     PERCENTAGE       AMOUNT      PERCENTAGE     PER SHARE
                                           ----------  -------------  ------------  -------------  -----------
New investors............................   1,000,000        36.4%    $  6,000,000        95.7%     $    6.00
Existing shareholders....................   1,750,000        63.6%    $    272,054         4.3%     $     .16
                                           ----------       -----     ------------       -----
Totals...................................   2,750,000       100.0%    $  6,272,054       100.0%
                                           ----------       -----     ------------       -----
                                           ----------       -----     ------------       -----


    The preceding discussion and the accompanying tables assume no exercise of
(i) the Warrants; (ii) the Overallotment Option; (iii) the Representatives' Warrants; or (iv) outstanding stock options to purchase up to 1,761,633 shares of Common Stock issued under the Company's 1996 Stock Option Plan. See "Capitalization," "Management--1996 Stock Option Plan," "Description of Securities" and "Underwriting."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at June 30, 1997 and as adjusted to give effect to the sale by the Company of 500,000 Units offered hereby, without giving effect to the exercise of the Warrants, the Overallotment Option, the Representatives' Warrants or other outstanding stock options.



                                                                                         ACTUAL     AS ADJUSTED(1)
                                                                                      ------------  --------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Current Liabilities                                                                   $  4,148,125   $  3,668,125
Long-term liabilities...............................................................       --             --
Shareholders' equity................................................................
  Preferred Stock, 1,000,000 no par value shares authorized, none issued............       --             --
  Common Stock, 15,000,000 no par value shares authorized, 1,750,000 shares
    outstanding, and 2,750,000 shares outstanding, as adjusted......................       272,054      5,217,054
  Additional paid-in capital........................................................       230,000        230,000
  Retained earnings.................................................................     1,196,465      1,196,465
                                                                                      ------------  --------------
    Total shareholders' equity......................................................     1,698,519      6,643,519
                                                                                      ------------  --------------
      Total capitalization..........................................................  $  5,846,644   $ 10,311,614
                                                                                      ------------  --------------
                                                                                      ------------  --------------


------------------------

(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering. See "Use of Proceeds."

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the Offering are estimated to be $4,945,000 ($5,728,000 if the Overallotment Option is exercised). The Company intends to use the net proceeds of the Offering to purchase fabric ($3,365,000 or 68.0% of the net proceeds), to purchase apparel manufacturing equipment ($700,000 or 14.2% of the net proceeds), for repayment of debt ($480,000 or 9.7% of the net proceeds) and for working capital ($400,000 or 8.1% of the net proceeds). Debt repayment consists of repayment of (i) principal and interest due on bridge loans advanced in June 1996 aggregating approximately $280,000 evidenced by promissory notes bearing interest at 8% per annum through June 30, 1997 and 18% per annum until paid, and due the earlier of September 30, 1997 or the closing date of the Offering, and (ii) a commercial bank line of credit, of which $200,000 will be repaid, bearing interest at 3.15% over the thirty day commercial paper rate per annum due August 31, 1998. The bridge loans and bank line of credit were used for working capital.



    The Company estimates, but cannot assure, that the net proceeds of the Offering, together with anticipated operating revenues, will be sufficient to fund the Company's estimated cash requirements for at least 12 months following this Offering. Any additional funds received by the Company from exercise of the Warrants, the Overallotment Option and the Representatives' Warrants will be added to working capital.



    While the above use of proceeds indicates the Company's current plans, there may be changes due to the availability of other business opportunities and/or changes in the Company's plan of operation. Management is not currently aware of any such business opportunities or planned changes in operations. Pending application, the net proceeds may be invested in short-term interest bearing obligations.

                            SELECTED FINANCIAL DATA


    The financial information of the Company set forth below for the two years ended December 31, 1995 and 1996 has been derived from the Company's audited financial statements included herein. Interim information for the six months ended June 30, 1996 and 1997 has been derived from unaudited financial statements which are also included herein. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997. The financial information should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus.


                                                                     YEAR ENDED           SIX MONTHS ENDED JUNE
                                                                    DECEMBER 31,                   30,
                                                             --------------------------  ------------------------
                                                                 1996          1995         1997         1996
                                                             ------------  ------------  ----------  ------------

                                                                    (UNAUDITED)                (UNAUDITED)
INCOME STATEMENT DATA:
Net sales..................................................    12,902,195    11,379,826   7,921,299     5,680,696
Gross profit...............................................     1,896,142     1,402,893   1,162,968       762,355
Operating income...........................................     1,363,342       891,776     887,283       444,586
Interest expense...........................................        61,457        21,241      23,784        18,024
Net income.................................................       772,802       680,495     519,976       254,562
Weighted average shares outstanding........................     1,750,000     1,750,000   1,750,000     1,750,000
Net income per share.......................................           .44           .39         .30           .15

                                                                  AT JUNE 30, 1997            AS ADJUSTED(1)
                                                             --------------------------  ------------------------
                                                                    (UNAUDITED)                (UNAUDITED)
BALANCE SHEET DATA:
Working capital............................................          1,555,579                  5,917,579
Total assets...............................................          5,846,644                  10,428,644
Long-term debt.............................................              --                         --
Total liabilities..........................................          4,148,125                  3,668,125
Shareholders' equity.......................................          1,698,519                  6,643,519


------------------------


(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering without giving effect to exercise of the Warrants, the Overallotment Option, the Representatives' Warrants or outstanding stock options. See "Use of Proceeds" and "Description of Securities."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following is a discussion of the financial condition and results of operations of the Company for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997. This discussion should be read in conjunction with the Company's financial statements, the notes related thereto, and the other financial data included elsewhere in this Prospectus. All information with respect to the six month period ended June 30, 1996 and June 30, 1997 is unaudited. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development and market acceptance for products, trends in the results of the Company's operations and the Company's anticipated capital requirements and capital resources. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below as well as those discussed under the caption "Risk Factors" and elsewhere in this Prospectus.


OVERVIEW


    The Company contracts for the manufacture of a variety of garments, primarily basic women's activewear, sportswear and businesswear which include skirts, blouses, blazers, pants, shorts, vests and dresses, using assorted fabrics including rayons, linens, cotton and wool. Substantially all of the Company's garments are sold on a "package" basis pursuant to which the Company markets at fixed prices finished garments to the customer's specifications and quantity requirements, arranges for production of the garments and delivers the garments directly to the customer at the port of entry. Since the Company manufactures its finished products only upon receipt of purchase orders from its retail customers, and therefore does not maintain an inventory of finished products, the Company believes that it minimizes the market and fashion risk generally associated with the apparel industry.



    The Company purchases fabrics and trim (such as buttons, zippers, shoulder pads and the like) on behalf of its customers from suppliers in a number of countries, including Australia, China, India, Russia, Romania, Italy and the United States. After dying the fabric, if necessary, the fabric and trim are shipped by the suppliers directly to factories under contract to the Company in Macedonia where they are manufactured into finished garments for delivery to the Company's customers in the United States.



    In its marketing, the Company emphasizes its package arrangements and what it believes to be the better quality and lower prices of garments produced by skilled Macedonian workers as compared to lower paid workers in certain other regions. The Company offers garments for customers under its own labels, "Easy Concepts," "Magellan" and "Retrospettiva" and under private labels selected by its customers and markets its products exclusively in the United States to (i) large wholesalers such as Giorgio Sant' Angelo, Jeans Collectibles, V.S. Sports, Positive Influence, David N., Synari and Wild Life, (ii) national retailers including department stores such as Dayton Hudson, J.C. Penney, Casual Corner, and Newton's and (iii) women's chain clothing stores such as Marshalls, TJ Maxx, Chadwicks, Hit or Miss, Fred Mayer and Cato. See "Business--Marketing."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage relationship to net revenues of certain items in the Company's statements of operations data:


                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                       -------------------------------------
                                                          1994         1995         1996
                                                       -----------  -----------  -----------        SIX MONTHS ENDED
                                                                                                        JUNE 30,
                                                                                              ----------------------------
                                                                                                  1996           1997
                                                                                              -------------  -------------
                                                                                               (UNAUDITED)    (UNAUDITED)
Net Revenues.........................................      100.0%       100.0%       100.0%        100.0%         100.0%
Cost of goods sold...................................       87.4         87.7         85.3          86.6           85.3
Gross profit.........................................       12.6         12.3         14.7          13.4           14.7
Selling, general and administrative expenses.........       10.9          4.5          4.1           5.6            3.5
Interest expense.....................................        .04           .2           .5            .3             .3
Operating income.....................................        1.7%         7.8%        10.6%          7.8%          11.2%



SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996


SALES


    Sales for the six months ended June 30, 1997 (the "1997 Six Month Period") were $7,921,299 which represented an increase of $2,240,603 or 39.4% over the six months ended June 30, 1996 (the "1996 Six Month Period") net sales of $5,680,696. The growth in sales was primarily attributable to increased purchases by existing customers. Generally, the Company receives relatively small initial orders from new customers. As the relationship with the customer continues, the purchase orders often increase substantially. Net sales increases during the period reflected these increased customer orders. Sales of the Company's own labeled products and private label products were $399,700 and $7,521,599, respectively, in the 1997 Six Month Period compared to $1,615,804 and $4,064,892, respectively, in the 1996 Six Month Period. The reduction in sales of the Company's own labeled products reflects the Company's current market emphasis upon sale of private label products.


COST OF GOODS SOLD


    Cost of goods sold in the 1997 Six Month Period was $6,758,331 or 85.3% of sales, an increase of $1,839,990 from $4,918,341 or 86.6% of sales for the 1996 Six Month Period. The increase in cost of goods sold was attributable primarily to an increase in sales, while the decrease in percentage of cost of goods sold reflected the Company's continuing efforts to more efficiently use raw materials used in the production of garments.


GROSS PROFIT


    Gross profit was $1,162,968 for the 1997 Six Month Period, an increase of $400,613. The gross profit percentage was 14.7% for the 1997 Six Month Period and 13.4% for the 1996 Six Month Period. Reduced consumption of raw materials reduced the cost of goods sold and increased the gross profit.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


    Selling, general and administrative ("SG&A") expenses were $275,685 or 3.5% of net revenues for the 1997 Six Month Period, a decrease of $(42,084) from $317,769 or 5.6% of sales for the 1996 Six Month Period. The decrease in SG&A expense levels was primarily the result of decreases in commissions paid.

INTEREST EXPENSE


    Interest expense for the 1997 Six Month Period was $23,784 as compared to $18,024 for the 1996 Six Month Period. The increase in interest expense was primarily attributable to the accrual of interest on bridge loan debt.


PROVISION (BENEFIT) FOR INCOME TAXES


    The provision for income taxes was $348,000 and $172,000 for the 1997 Six Month Period and the 1996 Six Month Period, respectively. The increase in the provision for income taxes was due to the increase in income before income taxes which was $867,976 for the 1997 Six Month Period, an increase of $441,414 or 103.5% from $426,562 from the 1996 Six Month Period.


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

SALES


    Sales for the year ended December 31, 1996 ("1996") were $12,902,195, which represented an increase of $1,522,369 or 13.4% over 1995 ("1995") sales of $11,379,826. The growth in sales was primarily attributable to increased purchases by existing customers. Generally the Company receives relatively small initial orders from new customers. As the relationship with the customer continues, the purchase orders often increase substantially. Net sales increases during the period reflected these increased customer orders. Sales of the Company's own labeled products and private label products were $3,381,524 and $9,520,671, respectively in 1996 compared to $2,214,378 and $9,165,448, respectively, in 1995. Increased sales of the Company's own labeled products were attributable to promotion of the Company's Easy Concepts brand during the period.


COST OF GOODS SOLD

    Cost of goods sold was $11,006,053 or 85.3% of sales in 1996, an increase of $1,029,120 from $9,976,933 or 87.7% of sales in 1995. The decrease in the percentage of cost of goods sold was a result of increased sales and implementation of a system to more tightly control consumption of raw materials used in production of finished goods.

GROSS PROFIT

    Gross profit was $1,896,142 for 1996, an increase of $493,249. The gross profit percentage was 14.7% in 1996, an increase from 12.3% in 1995. Tighter control of consumption of raw materials used in the production of finished goods enabled the Company to produce more units using less raw materials.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


    Selling, general and administrative ("SG&A") expenses were $532,800 or 4.1% of sales in 1996, an increase of $21,683 from $511,117 or 4.5% of sales in 1995. The increase in SG&A expense levels was primarily the result of increased costs of insurance to cover the exposure associated with increased production and import volume. The increase in SG&A expense also reflects the growth in the Company's management and the expense associated with building the infrastructure necessary to support the growth strategies of the Company. Such infrastructure expenses included costs associated with upgrading computer hardware and software systems, furniture and fixture purchases and adding accounting personnel. Marketing expenses were $170,179 or 1.3% of sales in 1996, a decrease of $60,122 from $230,301 or 2.0% of sales in 1995. The decrease was primarily due to the reduction of sales commissions as the Company's executive officers called directly on more customers.

INTEREST EXPENSE

    Interest expense in 1996 was $61,457 as compared to $21,241 in 1995. The increase in interest expense was the result of financing obtained through bridge loans and the increased utilization of the Company's line of credit.

PROVISION (BENEFIT) FOR INCOME TAXES

    The provision for income taxes was $540,285 and $195,000 in 1996 and 1995, respectively. The increase in the provision for income taxes in 1996 was primarily attributable to increased earnings. The level of increase was also due to the tax benefits employed by the Company in 1995. The Company's effective tax rate increased to 41.2% in 1996 from 22.3% in 1995, principally due to the loss carry forwards used in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

SALES


    Sales for the year ended December 31, 1995 ("1995") were $11,379,826, which represented an increase of $5,858,024 or 106% over 1994 ("1994") sales of $5,521,802. The growth in sales was primarily attributable to increased purchases by existing customers. Generally, the Company receives relatively small initial orders from new customers. As the relationship with the customer continues, the purchase orders often increase substantially. Net sales increases during the period reflected these increased customer orders. Sales of the Company's own labeled products and private label products were $2,214,378 and $9,165,448, respectively, in 1995 compared to $0 and $5,521,802, respectively, in 1994. The Company did not begin marketing and production of its own labeled products until 1995.


COST OF GOODS SOLD

    Cost of goods sold was $9,976,933 or 87.7% of sales in 1995, an increase of $5,152,222 from $4,824,711 or 87.4% of net sales in 1994. The increase in cost of goods sold was attributable primarily to increased sales.

GROSS PROFIT

    Gross profit was $1,402,893 for 1995, an increase of $705,802. The gross profit percentage was 12.3% in 1995, a decrease from 12.6% in 1994. The slight decrease in gross profit was due primarily to an increase in air freight expense versus transporting goods by ship.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


    Selling, general and administrative ("SG&A") expenses were $511,117 or 4.5% of sales in 1995, a decrease of $92,374 from $603,491 or 10.9% of net revenues in 1994. The decrease in SG&A expense levels was primarily the result of the decrease in sales commissions resulting from payment of a salary in lieu of payment of sales commissions to the Company's Chief Executive Officer. The salary payments were less than the previously paid commissions.


INTEREST EXPENSE

    Interest expense in 1995 was $21,241 as compared to $2,430 in 1994. The increase in interest expense was the result of increase utilization of the Company's line of credit.

PROVISION (BENEFIT) FOR INCOME TAXES

    The provision (benefit) for income taxes was $195,000 and ($179,500) in 1995 and 1994, respectively. The increase in the provision for income taxes in 1995 was primarily attributable to increased earnings and reduced tax benefits available from prior years. The Company's effective tax rate increased to 22.3% in 1995 from (200.3%) in 1994, principally due to the loss carry forwards used in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Since its formation, the Company has financed its operations and met its capital requirements primarily through cash flows from operations, customer advances, from principals, credit facilities and two private placements. The Company received gross proceeds of $812,000 from two private placements in 1996. The proceeds of the private placements were used to pay expenses related to the Offering, for working capital and for other corporate purposes. The Company's capital requirements primarily result from working capital needs.

YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM (TO) OPERATING ACTIVITIES

    Operating activities used net cash of $367,339 in 1995 compared to providing net cash of $263,280 in 1996. The principal use of operating cash is to purchase fabric, manufacture the Company's products and import finished goods. Cash increased as a result of increased sales, profits, favorable turnover in accounts receivable and customer advances.

CASH FLOWS PROVIDED (USED) FOR INVESTING ACTIVITIES

    The Company's cash flow used by investing activities totalled $16,172 and $6,825 in 1995 and 1996. The Company's capital expenditures related to the purchase of fixed assets totalled $16,172 and $6,825 in 1995 and 1996. These capital expenditures were for office equipment, computer and improvements to leased premises. Certain budgeted capital expenditures over the next year are described in the "Use of Proceeds."

CASH FLOWS FROM (TO) FINANCING ACTIVITIES

    Cash flows from financing activities totalled $353,651 in 1995 and cash flows to financing activities totalled $183,975 in 1996. The majority of the financing costs incurred in 1996 arose primarily from deferred costs associated with the Offering in the amount of $230,930 and payments to the Company's Chief Executive Officer of $354,176 to pay down the Company's loan payable to him. Cash flows from financing activities in 1995 came primarily from the utilization of a bank line of credit of $247,403 and loans from the Company's Chief Executive Officer.

    The Company's ability to fund its working capital and capital expenditure requirements, make interest payments and meet its other cash requirements depends, among other things, on internally generated funds and proceeds from the Offering. Thereafter, if cash generated from operations is insufficient to satisfy the Company's capital requirements, the Company may have to sell additional equity or debt securities or obtain credit facilities. In the event such financing is needed in the future, there is no assurance that it will be available to the Company in an amount and on terms acceptable to the Company.


SIX MONTHS ENDED JUNE 30, 1997



    CASH FLOWS FROM (TO) OPERATING ACTIVITIES. Operating activities provided net cash of $100,955 for the 1997 Six Month Period compared to providing net cash of $74,808 for the 1996 Six Month Period. The principal use of operating cash is to purchase fabric, manufacture the Company's products and import finished goods. The increase in cash flows from operating activities was primarily attributable to an increase in net income, turnover of accounts receivable and utilization of existing inventories net of reductions in accounts payable and customer advances.



    CASH FLOWS PROVIDED (USED) FOR INVESTING ACTIVITIES. The Company's investing activities provided $42,192 of cash for the 1997 Six Month Period and used $(4,837) for the 1996 Six Month Period. The increase in cash flows provided by investing activities is primarily attributable to reductions in notes receivable.



    CASH FLOWS FROM (TO) FINANCING ACTIVITIES. Cash flows from financing activities totalled $35,981 and $102,142 for the 1997 Six Month Period and the 1996 Six Month Period, respectively. The decrease in cash flows from financing activities was primarily attributable to deferred offering costs and an increase in loans to the Company's Chief Executive Officer. See "Certain Transactions."


SEASONALITY

    The Company's revenues and operating results have exhibited some degree of seasonality in past periods. Typically, the Company experiences its highest sales in the first and fourth quarters and its lowest sales in the second and third quarters. The Company expects this trend to continue in the future.

    The Company believes that the net proceeds of the Offering, together with its sales, existing cash resources and available credit facilities, will be sufficient to meet the Company's anticipated working capital needs for the next 12 months. The Company, however, may raise capital through the issuance of long-term or short-term debt, or the issuance of securities in private or public transactions to fund future expansion of its business, either before or after the end of the 12 month period. There can be no assurance that acceptable financing for future transactions can be obtained.

                                    BUSINESS

INTRODUCTION


    The Company contracts for the manufacture of a variety of garments, primarily basic women's activewear, sportswear and businesswear which include skirts, blouses, blazers, pants, shorts, vests and dresses, using assorted fabrics including rayons, linens, cotton and wool. The Company offers such garments to customers under its own labels, "Magellan" and "Retrospettiva" and under private labels selected by its customers and markets its products exclusively in the United States to (i) large wholesalers such as Giorgio Sant' Angelo, Jeans Collectibles, V.S. Sports, Positive Influence, David N., Synari and Wild Life, (ii) national retailers including department stores such as Dayton Hudson, J.C. Penney, Casual Corner, and Newton's, and (iii) women's chain clothing stores such as Marshalls, TJ Maxx, Chadwicks, Hit or Miss, Fred Mayer and Cato.



    Substantially all of the Company's garments are sold on a "package" basis pursuant to which the Company markets at fixed prices finished garments to the customer's specifications and quantity requirements, arranges for production of the garments and delivers the garments directly to the customer at the port of entry. In its marketing, the Company emphasizes these package arrangements and what it believes to be the better quality and lower prices of garments produced by skilled Macedonian workers as compared to lower paid workers in certain other regions. See "Business--Marketing."



    As a package provider, the Company sources and purchases fabrics and trims, arranges for cutting and sewing, and coordinates any other services required to provide a completed garment. Since the Company manufactures its finished products only upon receipt of purchase orders from its wholesale and retail customers, and therefore does not maintain an inventory of finished products, the Company believes that it minimizes the marketing and fashion risk generally associated with the apparel industry. Fabrics and trims are purchased from suppliers in China, India, Russia, Romania, Italy and the United States. After dying the fabric, if necessary, the fabric and trim are shipped to factories selected by the Company (located in Macedonia) where they are manufactured into completed garments under the Company's management and quality control guidance. The finished products are then shipped directly to New York City where the goods are claimed by the Company's customers either at the port in New York City or at a consolidating warehouse in Astoria, New York.



    The Company was organized in November 1990 initially to manufacture and import textile products from Italy including finished garments and fabrics. By 1993, the Company was purchasing fabrics from firms and factories around the world and contracting for the manufacture of finished garments in Macedonia for importation into the United States.


STRATEGY

    The Company intends to continue to offer better quality, popular priced women's apparel in a wide variety of styles, patterns, colors and fabrics. The Company's business strategy emphasizes the following elements:


    MAINTAIN FOCUS ON THE COMPANY'S CORE BUSINESS. The Company intends to continue to contract for the manufacture and market basic women's activewear, sportswear and businesswear on a package basis while avoiding the production of trendier fashion apparel which, if not purchased by the customer who ordered such goods, might contribute to inventory write-offs for out of style garments. Consistent with this strategy, the Company will continue to deemphasize sale of its own labeled products and focus on the sale of its private label products.



    INCREASE PENETRATION OF CURRENT MARKETS. The Company seeks to further penetrate its current markets by offering lower product prices while maintaining a high degree of quality control. The Company's relationships with its Macedonian manufacturers, lower transportation costs compared to other parts of the world (such as the Pacific Rim) and current quota-free United States importation rules for garments imported from Macedonia contribute to its ability to offer competitive prices.



    VERTICAL INTEGRATION. The Company intends to invest in wool manufacturing equipment which will be placed in one nonaffiliated manufacturing facility in Macedonia with which the Company currently maintains a manufacturing relationship. The equipment is expected to provide the Company with improved quality control, reduced costs and increased production. The equipment will be operated and maintained by the manufacturer who is expected to lease the equipment on a minimum five year lease. Lease payments will be in the form of a per unit reduction in the garment manufacturing costs charged to the Company, although the Company has not yet acquired the equipment or entered into a lease agreement covering such equipment. See "Use of Proceeds."



    EXPAND DISTRIBUTION CHANNELS AND PRODUCT LINES. The Company will continue to explore new geographic markets within the United States for its existing products while expanding its existing product lines within the basic women's activewear, sportswear and businesswear market.


PRODUCTS


    The Company offers to its customers a variety of women's activewear, sportswear and businesswear including 26 women's garment styles manufactured in rayon, 33 styles manufactured in rayon and linen mixes, 30 styles manufactured in linen and cotton mixes, 25 styles manufactured in all cotton, 23 styles manufactured in wool and two styles manufactured in rayon faille. The Company's garments are moderately priced ranging at retail from $12.99 to $49.99 and are marketed by the Company's customers primarily to college students and working women.


MARKETING

    The apparel industry in general and the women's apparel industry in particular are mature markets. According to the United States Department of Commerce, United States apparel sales increased from approximately $75 billion in 1986 to approximately $113 million in 1996, however, sales increased only approximately $3 billion between 1995 and 1996. Similarly, women's apparel sales increased from approximately $28 billion in 1986 to approximately $33 billion in 1996 but decreased approximately $2 billion from 1995 to 1996. Accordingly, a substantial portion of any growth by individual apparel companies such as the Company must come at the expense of competitors.


    The Company arranges for the manufacture of garments for customers under its own labels, "Magellan" and "Retrospettiva" and under private labels selected by its customers, and markets its products exclusively in the United States to (i) large wholesalers such as Giorgio Sant' Angelo, Jeans Collectibles, V.S. Sport, Positive Influence, David N., Synari and Wild Life, (ii) national retailers including department stores such as Dayton Hudson, J.C. Penney, Casual Corner, and Newton's and (iii) women's chain clothing stores such as Marshalls, TJ Maxx, Chadwicks, Hit or Miss, Fred Mayer and Cato. Sales of the Company's own labeled products and private label products were $3,381,524 and $9,520,671, respectively, for the year ended December 31, 1996 and -0- and $7,921,299, respectively, for the six months ended June 30, 1997. The Company elected not to market its own labeled products in the first half of 1997 in order to focus upon the marketing and sale of its private label products. See "Strategy."


    Marketing is conducted through three in-house salespersons who call directly upon customers, through customer referrals and through the efforts of the Company's executive officers. The Company maintains a buying office in New York, attends trade shows and advertises by direct mail in trade journals.


    The Company's customers include large United States retailers and wholesalers as described above. Three of the Company's customers (Jeans Collectibles, David N. and Easy Concepts) each accounted for 10% or more of sales (and 87% of sales in the aggregate) for the year ended December 31, 1996 and two customers (David N. and V.S. Sports) each accounted for 10% or more of sales (and 91% of sales in the aggregate) for the six months ended June 30, 1997. A loss of any of these customers would have a material adverse affect on the Company's results of operations.


MANUFACTURING AND SUPPLIERS


    The Company arranges for the manufacture of garments based on the fabric, design, styling and quality specifications of individual customer orders. The Company does not own or operate any manufacturing facilities and obtains its products from manufacturers in Macedonia who contract with the Company to manufacture specific items of apparel in predetermined amounts and for agreed upon unit prices. The Company contracts for the purchase of fabric and the manufacture and sewing of its products with approximately 15 overseas factories. The Company believes that outsourcing allows it to enhance production flexibility and capacity while reducing capital expenditures and avoiding the costs of managing a large production work force. In addition, the Company believes that outsourcing allows the Company to utilize the expertise of its suppliers and manufacturers in fabric selection and manufacturing processes.



    The Company arranges for the production of its products based on orders received. The Company obtains substantially all of its customers' orders prior to placement of its contract manufacturing orders. The Company's customer orders may change with respect to colors, sizes, allotments or assortments prior to commencement of production of the garments, and any costs associated with such a change will be borne by the Company. Accordingly, there is some risk associated with the Company's practice of allowing change orders after fabric is purchased. However, costs associated with change orders have not been material in the past and are not expected to be material in the future.



    The Company purchases fabric and trim from the manufacturers of these garment components who ship their products directly to the Company's contract manufacturer or to fabric dyers (currently in Slovenia) who in turn ship the fabric to the contract manufacturer. The Company does not have written contracts with any of its fabric or trim suppliers or contractors; however, the Company believes that its relationships with its suppliers and contractors are good.



    For the year ended December 31, 1996 Newbel, Inc. and Farnet Trading Co. accounted for 37% and 11%, respectively of the Company's total fabric purchases and Newbel, Inc., Elvana Trading Limited and One Four Four accounted for 41%, 15% and 31%, respectively of the Company's fabric purchases for the six months ended June 30, 1997.



    The Company has retained Yucan Trade International ("Yucan") as its manufacturing agent in Macedonia. Yucan is responsible to select the factories which will manufacture all of the Company's finished goods, to oversee this production and to warehouse and arrange for shipping the finished goods to the Company in the United States. Yucan is paid a fee which ranges from $.15 to $.50 per garment manufactured. Although Yucan is currently responsible for the manufacture, warehousing and shipping of all of the Company's finished goods, the Company believes that there are other manufacturing agents in Macedonia which the Company could retain for the same purpose on substantially similar terms. The Company does not have written contracts with Yucan or any of its suppliers or contractors. Although the loss of certain suppliers or contractors (including Yucan) could have a significant adverse effect on the Company's operating results, the Company believes it would be able to replace such suppliers and contractors within a reasonable amount of time if required to do so.



    The Company delivers finished goods directly from its contract manufacturers to its customers at the port of entry in New York City or at the Company's consolidating warehouse in Astoria, New York. Since the Company assumes the risk of loss when the finished goods leave its manufacturer, the goods are insured until delivery is made to the customer.

QUALITY CONTROL


    The Company's quality control program is designed to provide that all of the Company's products meet the Company's and its customers' standards. The Company maintains a staff of four quality control employees in the United States and seven such employees in Macedonia. The Company develops and inspects prototypes of each product prior to production, establishes fittings based on the prototype and inspects sample fabric prior to cutting and several times during the production process. The Company, Yucan and (in the case of private label products) representatives of the Company's customers inspect final products prior to shipment.



COMPETITION



    The apparel industry is highly competitive and consists of numerous manufacturers, importers and distributors. Many of the Company's competitors are significantly larger, more diversified and have significantly greater financial, distribution, marketing, name recognition and other resources than the Company. The Company believes it has certain competitive advantages resulting from its contractual relationships with Macedonian manufacturers including (i) the availability in Macedonian factories of highly skilled workers at relatively lower costs than in more economically developed regions, (ii) a lack of quotas and lower tariffs in the importation into the United States of finished goods from Macedonia, and (iii) lower shipping costs as a result of the closer geographical proximity to the United States of the Company's Macedonian contract manufacturers compared to manufacturers in the Pacific Rim nations.



    The Company also encounters competition from department stores and mass merchandisers, including some of the Company's own retail customers who sell apparel under their own private labels. Recently, department stores and mass merchandisers have increased the amount of sportswear and activewear manufactured specifically by them or their contract manufacturers (including the Company), and sold under their own labels.



TRADENAMES



    The Company has developed two apparel tradenames, "Magellan" and "Retrospettiva" in connection with the marketing of its apparel. The Company regards its tradenames as assets although no tradename registrations have been filed in the United States or in foreign countries. While the use of a tradename may provide certain common law rights of further usage, there can be no assurance the Company could prohibit the use of its tradenames by others.


CREDIT POLICY AND CREDIT CONTROL


    Prior to accepting a purchase order and purchasing fabric and components, the Company investigates the customer's credit history through traditional credit reporting services, through asset-based lenders of the customer and through other contract partners of the customer. The Company also generally obtains a deposit or advance payment equal to approximately 10% of the total amount of the order before purchasing fabric or commencing garment production for the customer.



    The Company manages its own credit and collection functions. The Company does not factor its accounts receivables or maintain credit insurance to manage the risks of bad debts. The Company's bad debt write-offs were less than 1% of sales for the year ended December 31, 1996 and the six months ended June 30, 1997.


GOVERNMENT REGULATION


    The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements, which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International

Trade in Textiles, known as the Multifiber Agreement, or other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. However, apparel imported from Macedonia is not subject to such quotas. These agreements also allow the signatories to adjust the quantity of imports for categories of merchandise that, under the terms of the agreements, are not currently subject to specific limits. The Company's imported products are also subject to United States customs' duties which may comprise a material portion of the cost of the merchandise.


    Apparel products are subject to regulation by the Federal Trade Commission in the United States. Regulations relate principally to the labelling of the Company's products. The Company believes that it is in substantial compliance with such regulations, as well as applicable federal, state, local, and foreign rules and regulations governing the discharge of materials hazardous to the environment. There are no significant capital expenditures for environmental control matters either estimated in the current year or expected in the near future.

PROPERTIES


    The Company leases approximately 2,200 square feet for its executive and administrative offices at 8825 West Olympic Boulevard, Beverly Hills, California 90211, pursuant to a lease expiring January 31, 2000 for $2,300 per month subject to annual cost of living increases.



    The Company subleases 2,000 square feet of office and showroom facilities at 1359 Broadway, Suite 2102, New York, New York 10018, through October 1, 1998 for $2,600 per month which includes maintenance expenses. The Company maintains two small New York apartments for use by its employees traveling from Los Angeles, California and Macedonia to New York City. Both apartments are subleased to the Company on a monthly basis with monthly rent aggregating approximately $3,500. The Company also uses a portion of a consolidating warehouse in Astoria, New York for short term storage and for consolidating services in connection with finished goods imported from Macedonia pending pick up by the Company's customers. Positive Influences, Inc ("PII") the owner of the warehouse and the provider of the consolidating services, is a non-affiliated former customer of the Company which was indebted to the Company in the amount of $130,496 at June 30, 1997 for goods previously purchased from the Company. The Company is charged an average of approximately $10,000 per month for use of the warehouse and for consolidating services provided by PII which amount is deducted from the amount owed by PII to the Company. PII also provides Easy Concepts, Inc. ("ECI"), a former affiliate of the Company, with warehouse space and consolidating services. Charges due from ECI to PII are also deducted from the amount owed by PII to the Company and ECI pays such amounts directly to the Company. Consolidating services involve accepting finished goods shipments, combining the goods into larger quantities for pickup by, or delivery to, customers and storage of the goods prior to customer acceptance.


EMPLOYEES


    As of June 30, 1997, the Company employed 15 individuals in Los Angeles, California, New York, New York and Macedonia including its two executive officers, three inventory management and order control personnel, three administrative personnel and four quality control workers.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


    The name, age, position and term of office of each of the Company's executive officers and directors are set forth below:



                                                                                                             OFFICER OR
NAME                                            AGE                          POSITION                      DIRECTOR SINCE
------------------------------------------      ---      ------------------------------------------------  ---------------

Borivoje Vukadinovic......................          38   Chief Executive Officer, President and Director           1991

Michael D. Silberman......................          41   Chief Financial Officer, Secretary and Director           1996

Ivan Zogovic..............................          37   Manager--Export/Import and Director                       1996

Mojgan Keywanfar..........................          34   Accounting Manager and Director                           1996

S. William Yost...........................          68   Director                                                  1996

Donald E. Tormey..........................          65   Director                                                  1996

Philip E. Graham..........................          41   Director                                                  1996


    The name, age and position of each of the Company's key employees are set forth below:

Natasha Vukadinovic...............          33   General Manager--Foreign
                                                   Operations--Macedonia

Jovica Kecman.....................          32   General Manager--International
                                                   Quality Control

Millisav Vicanovic................          48   General Manager--Quality
                                                   Control--Macedonia


    Directors hold office for a period of one year from their election at the annual meeting of shareholders or until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. Upon completion of the Offering, the Company intends to establish an audit and compensation committee, each of which will be composed of a majority of individuals not employed by the Company.


BACKGROUND

    The following is a summary of the business experience, for at least the last five years, of the individuals named below:

DIRECTORS AND EXECUTIVE OFFICERS


    BORIVOJE VUKADINOVIC has been a director and executive officer of the Company since January 1991, and its Chief Executive Officer since January 1993. From June 1990 to August 1993, he was Vice President and a principal stockholder of Celtex ENT, a Los Angeles, California based company which established and administered production of yarns and raw textiles in Yugoslavia, Turkey and Macedonia. From May 1988 to June 1990, he was the founder, owner and President of DUTY OFF, Inc., a Los Angeles, California based company which produced young men's apparel. He earned a Bachelor of Arts degree in Business from the University of Banja Luka in Yugoslavia and a Bachelor of Arts degree in Art from Bern University in Switzerland.



    MICHAEL D. SILBERMAN has served as Chief Financial Officer and as a Director of the Company since April 1996. From May 1994 until he joined the Company in April 1996, Mr. Silberman was a financial advisor with Prudential Securities Inc. From April 1992 to February 1994, he was a portfolio manager for

Private Investment Fund, a privately-held and managed investment fund, and from September 1991 to April 1992, Mr. Silberman was president of UMB Commercial Capital, a division of United Mercantile Bank of Pasadena, California where he administered the division's accounts' receivable finance department. From 1983 to 1991, Mr. Silberman served as the Executive Vice President of Allied Business Capital, a privately-held Los Angeles, California based commercial finance company. Mr. Silberman received his Bachelor of Arts degree from the University of California, Los Angeles ("UCLA") and his MBA degree from the Anderson Graduate School of Management at UCLA.



    IVAN B. ZOGOVIC has been employed by the Company as its Manager-Export/Import since January 1994 and was appointed a director in May 1996. Mr. Zogovic is responsible for the export and import of raw materials and finished goods including customs clearing, scheduling and freight forwarding, between the United States and the Company's contract manufacturers in Eastern Europe. He earned a law degree from the University of Belgrade Law School and practiced law in Yugoslavia from 1984 until 1992.


    MOJGAN KEYWANFAR has been employed by the Company as its accounting manager since February 1991 and was appointed a director in December 1996. Ms. Keywanfar manages the Company's bookkeeping and management information systems. She holds a B.A. degree in Economics from California State University, Northridge.


    S. WILLIAM YOST became a director of the Company in May 1996. He has been an adjunct professor of Operations and Technology Management at the Anderson Graduate School of Management of the University of California, Los Angeles, since 1986. During his tenure at Anderson, Dr. Yost has developed two new graduate courses, Managing Service and Managing Entrepreneurial Operations. In addition, he has over 20 years experience in industrial positions together with four years as a presidential appointee in the executive branch of the federal government and three years in Management Consulting. Dr. Yost holds a doctorate in Business Administration (DBA) from the Harvard Business School, an MBA from the Anderson Graduate School of Management at the University of California, Los Angeles, and a B.A. from the University of California, Berkeley. He serves on the Board of Directors of a number of small privately-held companies and is a consultant to a variety of public and private clients.



    DONALD E. TORMEY became a director of the Company in May 1996. From 1958 until he retired in 1995, he was employed by Chevron Corporation in a number of positions culminating as the Refinery General Manager in El Segundo, California from 1994 until his retirement. He holds a BSCE degree in engineering from the University of Wisconsin School of Engineering.



    PHILIP E. GRAHAM became a director of the Company in May 1996. Since February 1997, he has been the Information Technology Executive at the Avionics and Communications Finance and Information Technology department of Rockwell Avionics and Communications, Inc. From 1989 until February 1997, he was employed by AirTouch Cellular in a number of positions, culminating as its director of Information Technology from July 1989 to February 1997. Mr. Graham holds an MBA degree from the Anderson Graduate School of Management at the University of California, Los Angeles, an M.S. degree from California State University at Fullerton and a B.S. degree from the University of California at Irvine.


KEY EMPLOYEES

    NATASHA VUKADINOVIC has been employed by the Company since 1990 initially as a designer and subsequently as a manager responsible for quality control and organization of the Company's offshore production. In 1986, Ms. Vukadinovic, who is Borivoje Vukadinovic's sister, earned an advanced degree in textile design from the Textile Design School in Prague, Czechoslovakia.

    JOVICA KECMAN has been employed by the Company as general manager of international quality control since 1990. Mr. Kecman earned a degree in economics from the University of Banja Luka. He is Mr. Vukadinovic's brother-in-law.

    MILISAV VICANOVIC joined the Company in 1993 and is responsible for quality control of all of the Company's lightweight garments, such as dresses and two-piece women's suits. From 1975 to 1993, he was Director of Textile Manufacturing, Chief Executive Officer and General Manager for Macedonia Sport, a Yugoslavian company involved in the manufacture of garments in factories employing in the aggregate more than 3,500 workers. He earned an advanced degree in textile manufacturing from the University of Belgrade in 1971.

EXECUTIVE COMPENSATION


    The following table discloses all compensation awarded to, received by, and paid to the Chief Executive Officer of the Company for the year ended December 31, 1996. No other executive officer's annual compensation exceeded $100,000 in 1996.


                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM COMPENSATION
                                                                                   -------------------------------------------
                                             ANNUAL COMPENSATION                               AWARDS                PAYOUTS
                             ----------------------------------------------------  ------------------------------  -----------
                                                                         (E)
                                                                    OTHER ANNUAL          (F)             (G)          (H)
            (A)                 (B)         (C)           (D)         COMPENSA-    RESTRICTED STOCK    OPTIONS/       LTIP
NAME AND PRINCIPAL POSITION    YEAR      SALARY($)     BONUS($)        TION($)        AWARD(S)($)       SARS(#)    PAYOUTS($)
---------------------------  ---------  -----------  -------------  -------------  -----------------  -----------  -----------
Borivoje Vukadinovic
  Chief Exec. Officer......       1996   $  40,928           -0-            -0-              -0-       1,358,067(1)        -0-


                                  (I)
                               ALL OTHER
            (A)                COMPENSA-
NAME AND PRINCIPAL POSITION     TION($)
---------------------------  -------------
Borivoje Vukadinovic
  Chief Exec. Officer......          -0-


------------------------


(1) See "1996 Stock Option Plan" for description of the options and certain repricing information.



EMPLOYMENT AGREEMENTS



    In April 1996, the Company entered into a three-year employment agreement with Mr. Vukadinovic to serve as the Company's Chief Executive Officer and President. Mr. Vukadinovic's employment agreement provides for an annual salary of $95,000 per year for the term of the agreement, subject to increase at the discretion of the Board of Directors, such salary to become effective following the earlier of the closing of the Offering or the merger of the Company with a public company. Mr. Vukadinovic is not permitted to vote on proposals to increase his own salary. Pursuant to his employment agreement, Mr. Vukadinovic also received stock options to purchase up to 1,191,300 shares of the Company's Common Stock at an exercise price of $6.75 per share through April 2006 and agreed not to compete with the Company for a period of two years following the termination of his employment agreement.



    In April 1996, the Company entered into an employment agreement with Mr. Silberman to serve as the Company's Chief Financial Officer. Mr. Silberman's agreement provides for an annual salary of $60,000 per year for the term of the agreement, subject to increase at the discretion of the Board of Directors, such salary to become effective following the earlier of the closing of the Offering or the merger of the Company with a public company. In 1996, pursuant to the agreement, Mr. Silberman's was issued 81,007 shares of the Company's Common Stock, valued at $.0042 per share as of the date of grant, of which 25,000 shares have been registered by the Prospectus. In addition, Mr. Silberman also received stock options pursuant to the agreement to purchase up to 119,128 shares of the Company's Common Stock at an exercise price of $6.75 per share through April 2006.



DIRECTOR COMPENSATION



    The Company's directors do not receive any cash compensation for their services as directors, although they are reimbursed for out-of-pocket expenses in attending Board of Directors' meetings. In addition, in 1996, non-employee directors were granted stock options to purchase an aggregate of 71,478 shares of the Company's Common Stock at prices ranging from $1.68 per share to $2.94 per share under the Company's 1996 Stock Option Plan.



1996 STOCK OPTION PLAN



    In May 1996, the Company adopted a stock option plan for officers, directors, employees and consultants (the "Plan") which provides for the grant of options intended to qualify as "incentive stock options" and "nonqualified stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Incentive stock options are issuable only to eligible officers and key employees of the Company, and nonqualified options may be granted to officers, employees, directors and consultants.



    The Plan is administered by at least three members of the Board, at least two of whom are not executive officers or salaried employees of the Company. As of May 1996, the Company had reserved 1,786,930 shares of Common Stock for issuance under the Plan. Under the Plan, the Board of Directors determines which individuals shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price. Each option granted under the Plan shall be evidenced by a stock option agreement.



    The per share exercise price of options granted under the Plan may not be less than the fair market value of the Common Stock on the date the options are granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option on the date of grant.


    No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options under the Plan must be granted within 10 years from the effective date of the Plan and the exercise date of an option cannot be later than 10 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available once again for issuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding.


    As of the date of this Prospectus, 1,761,633 options have been granted under the Plan to officers, directors, employees and consultants including 1,477,198 options granted to Messrs. Vukadinovic and Silberman, an aggregate of 71,478 options granted to the Company's three non-employee directors and 212,961 options granted to other employees and consultants. The per share exercise prices range from $0.63 to $6.75, which prices represent at least the fair market value of Company's Common Stock on the respective dates the options were granted, based on prior sales of the Company's Common Stock. The table below sets forth the total number of options issued to each executive officer and director of the Company and the exercise price. Messrs. Vukadinovic's and Silberman's options are exercisable until April 2006. The remaining options expire at various times in 2006. All options were granted in 1996 and no options were exercised in 1996.



    In May 1996, the Board granted Mr. Silberman (i) a stock option to purchase 238,440 shares of Common Stock at an exercise price of $3.04 per share, (ii) a stock option to puchase 59,610 shares of Common Stock at an exercise price of $2.91 per share, and (iii) a stock option to purchase 59,610 shares of Common Stock at an exercise price of $3.88 per share.



    In November 1996, the Board amended Mr. Silberman's option grant to reduce the number of stock options granted to Mr. Silberman from 357,657 to 119,128 options. 59,564 of these options were re-priced to the exercise price of $3.15 per share. The remaining 59,564 options were repriced to the exercise price of

$3.78 per share. In December 1996, the Company amended Mr. Silberman's stock option grants to provide for an adjustment of the exercise price of both of his stock option grants in the event of an initial public offering of the Company's securities ("IPO"), a merger or acquisition. In June 1997, the Board re-priced all 119,128 of Mr. Silberman's options to the current exercise price of $6.75 per share.



    In June 1997, the exercise price of 1,191,290 of Mr. Vukadinovic's options were re-priced from $2.83 per share to $6.75 per share.



                             OPTION GRANTS IN 1996



                                                                             PERCENT OF
                                                                            TOTAL OPTIONS
                                                                             GRANTED TO
                                                         TOTAL NUMBER OF    EMPLOYEES IN     EXERCISE     EXPIRATION
NAME OF EXECUTIVE OFFICER OR DIRECTOR                     OPTIONS ISSUED     FISCAL YEAR       PRICE         DATE
-------------------------------------------------------  ----------------  ---------------  -----------  -------------
Borivoje Vukadinovic...................................       1,358,070(1)         77.1          (1)(2)         2006
Michael D. Silberman...................................         119,128             6.8      $    6.75          2006
Ivan Zogovic...........................................          66,712             3.8             (3)         2006
Mojgan Keywanfar.......................................          66,712             3.8             (3)         2006
S. William Yost........................................          23,826             1.4      $    2.94          2006
Donald E. Tormey.......................................          23,826             1.4      $    2.94          2006
Philip E. Graham.......................................          23,826             1.4      $    2.94          2006
                                                         ----------------           ---
TOTALS.................................................       1,682,100            95.7


------------------------


(1) Consists of 166,777 options exercisable at $.63 per share and the remaining 1,191,290 options exercisable at $6.75 per share. A total of 595,643 of the options will be cancelled by the Company if the Company's after tax net income for the year ended December 31, 1997 does not exceed $750,000.



(2) In the event the per share price of the Company's Common Stock in an initial public offering or other public offering of such Common Stock is less than $6.50 per share, the per share exercise price of any unexercised options granted to Mr. Vukadinovic with a current exercise price of $6.75 per share will be readjusted one time to the per share price of the Common Stock in the public offering.



(3) Consists of 35,739 options exercisable at $2.94 per share and 30,973 options exercisable at $1.68 per share as to each individual.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information with respect to the ownership of the Company's Common Stock as of June 30, 1997, by (i) each person who is known by the Company to own of record or beneficially more than 5% of the Company's Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's directors and (iii) all directors and officers of the Company as a group. The persons listed in the table have sole voting and investment powers with respect to the shares of Common Stock and the address of each person is in care of the Company at 8825 West Olympic Blvd., Beverly Hills, California 90211.


                                                                                           PERCENT OF     PERCENT OF
                                                                              AMOUNT OF    CLASS PRIOR    CLASS AFTER
NAME                                                                          OWNERSHIP    TO OFFERING     OFFERING
---------------------------------------------------------------------------  -----------  -------------  -------------
Borivoje Vukadinovic(1)....................................................   2,454,051          79.0%          59.7%
Michael D. Silberman(2)....................................................     200,136          10.7            7.0
Ivan Zogovic(3)............................................................      66,712           3.7            2.4
Mojgan Keywanfar(5)........................................................      66,712           3.7            2.4
S. William Yost(4).........................................................      23,826           1.3          *
Donald E. Tormey(4)........................................................      23,826           1.3          *
Philip E. Graham(4)........................................................      23,826           1.3          *
All officers and directors as a group (7 persons)..........................   2,859,089          83.3%          64.5%

------------------------

*   Less than 1%.


(1) Includes stock options to purchase up to 1,191,300 shares of Common Stock at $6.75 per share and 166,777 shares at $.63 per share exercisable until April 2006. See "Management--1996 Stock Option Plan."



(2) Includes stock options to purchase up to 119,128 shares of Common Stock at $6.75 per share exercisable until April 2006. See "Management--1996 Stock Option Plan."



(3) Represents stock options to purchase up to 30,973 shares at $1.68 per share exercisable until April 2001, 11,913 shares at $2.94 per share exercisable until May 2001, and 23,826 shares at $2.94 per share exercisable until April 2006. See "Management--1996 Stock Option Plan."



(4) Represents stock options to purchase up to 23,826 shares of Common Stock at $2.94 per share exercisable until May 2001. See "Management--1996 Stock Option Plan."



(5) Represents stock options to purchase up to 11,913 shares at $2.94 per share exercisable until May 2001, 30,973 shares at $1.68 per share exercisable until April 2006, and 23,826 shares at $2.94 per share exercisable until April 2006. See "Management--1996 Stock Option Plan."

                              SELLING SHAREHOLDERS


    The Company is registering by this Prospectus and at its expense 50,000 shares of Common Stock held by Mr. Vukadinovic and 25,000 shares of Common Stock held by Mr. Silberman, the Company's Chief Executive Officer and Chief Financial Officer, respectively. The Common Stock may be sold from time to time after the date hereof in public or private open market transactions directly to purchasers or through brokerage firms at prevailing market prices less customary commissions. The Underwriters and Selling Shareholders have no plans, proposals, arrangements or understandings with respect to any transactions involving the Selling Shareholders' securities. If there are changes to the stated plan of distribution, including any plans, proposals, arrangements or understandings involving the Underwriters or the distribution of the Common Stock, a post-effective amendment with current information will first be filed with and declared effective by the Commission. Information concerning the Selling Shareholders is set forth below. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the 1933 Act. All registration expenses associated with the sale of the Selling Shareholders' shares (excluding sales commissions) will be paid by the Company.



                                                                                                PERCENT OF CLASS TO
                                                                                                  BE OWNED AFTER
                                                                                                 OFFERING AND SALE
                                                            PERCENT OF CLASS      NUMBER OF         OF SELLING
                                               NUMBER OF     OWNED PRIOR TO    SHARES OFFERED      SHAREHOLDERS'
NAME OF SELLING SHAREHOLDER                  SHARES OWNED       OFFERING          FOR SALE            SHARES
-------------------------------------------  -------------  -----------------  ---------------  -------------------
Borivoje Vukadinovic.......................     2,454,051(1)         79.0%           50,000              59.7%
Michael D. Silberman.......................       200,136(2)         10.7%           25,000               7.0%


------------------------


(1) Includes stock options to purchase up to 1,191,300 shares of Common Stock at $6.75 per share and 166,777 shares at $.63 per share exercisable until April 2006. Also includes the 50,000 shares of Common Stock registered for sale hereby.



(2) Includes stock options to purchase up to 119,128 shares of Common Stock at $6.75 per share exercisable until April 2006. Also includes the 25,000 shares of Common Stock registered for sale hereby.


                              CERTAIN TRANSACTIONS


    In April 1996, the Company executed three-year employment agreements with Mr. Vukadinovic, its Chief Executive Officer, and Mr. Silberman, its Chief Financial Officer, providing for annual salaries of $95,000 and $60,000 respectively, upon an IPO or merger of the Company with a publicly-traded company. In connection with their employment, Messrs. Vukadinovic and Silberman received options under the Plan to purchase 1,191,300 shares and 119,128 shares, respectively, of the Company's Common Stock. Mr. Silberman also received 81,007 shares of Common Stock for services rendered valued at $.0042 per share on the date of grant, or an aggregate value on such date of $34,023. See "Management--Executive Compensation--Employment Agreements."



    At June 30, 1997, Mr. Vukadinovic was indebted to the Company in the amount of $203,094. The indebtedness is evidenced by an unsecured promissory note bearing interest at 10% per annum and is due on demand.



    Until December 31, 1996, Mr. Vukadinovic was a 22.5% stockholder in Easy Concepts, Inc. ("ECI"), an apparel customer of the Company. At December 31, 1996 and June 30, 1997, ECI was indebted to the Company for apparel purchases on open account in the amounts of $1,182,202 and $232,704, respectively. ECI is current in its payments on the account. On January 1, 1997 Mr. Vukadinovic returned all of his ECI stock to ECI for no consideration. He was never an officer or director of ECI and ECI is no longer a customer of the Company. The Company and ECI both contract for space and consolidating services from a non-affiliate in the same consolidating warehouse in Astoria, New York. See "Business--Properties."

    The Company believes that the transactions described above were fair, reasonable and consistent with the terms of transactions which the Company could have entered into with non-affiliated third parties. All future transactions with affiliates will be approved by a majority of the Company's disinterested directors.

                           DESCRIPTION OF SECURITIES

UNITS


    Each Unit being offered hereby consists of two shares of Common Stock and one Warrant to purchase one share of Common Stock. The Common Stock and Warrants have been approved for listing on the National Market and are each separately transferable immediately upon issuance.


COMMON STOCK


    The Company is authorized to issue 15,000,000 shares of no par value Common Stock. Upon issuance, the shares of Common Stock are not subject to further assessment or call. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting for election of directors is permitted; provided, however, that the By-laws provide cumulative voting will no longer be permitted following this Offering, when the Common Stock will be listed on the National Market. Subject to the prior rights of any series of Preferred Stock which may be issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable.


PREFERRED STOCK

    The Company is authorized to issue 1,000,000 shares of no par value preferred stock (the "Preferred Stock"). The Preferred Stock may, without action by the shareholders of the Company, be issued by the Board of Directors ("Board") from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.


    It is not possible to state the actual effect of authorization of any series of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of such series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the Company, and may adversely affect the holders of the Common Stock. See "Risk Factors--Control by Management; Authorization and Issuance of Preferred Stock; Prevention of Changes in Control."


WARRANTS


    Each Warrant represents the right to purchase one share of Common Stock at an initial exercise price of $7.50 per share for a period of five years from the date hereof. The exercise price and the number of shares issuable upon exercise of the Warrants will be adjusted upon the occurrence of certain events, including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions, reclassifications or combinations of the Common Stock or similar events. The Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Warrants or the current market price of the Company's securities and do not entitle Warrant holders to any voting or other rights as a shareholder until such Warrants are exercised and Common Stock issued.


    Warrants may be redeemed in whole or in part, at the option of the Company after six months from the date hereof, upon 30 days' notice, at a redemption price equal to $.01 per Warrant if the closing price of the Company's Common Stock on the National Market is at least $8.50 per share for 20 consecutive trading days, ending not earlier than five days before the Warrants are called for redemption.

    Holders of Warrants may exercise their Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. The Company is required to use its best efforts to maintain a current prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the Warrants until the expiration date of the Warrants, although there can be no assurance that the Company will be able to do so.


    The shares of Common Stock issuable on exercise of the Warrants will be, when issued in accordance with the Warrants, duly and validly issued, fully paid and non-assessable. At all times that the Warrants are outstanding, the Company will authorize and reserve at least that number of shares of Common Stock equal to the number of shares of Common Stock issuable upon exercise of all outstanding Warrants.



    For the term of the Warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of the Company's Common Stock, with a resulting dilution in the interest of all other shareholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by a new offering of securities on terms more favorable than those provided by the Warrants.


COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, there will be 2,750,000 shares of Common Stock outstanding, of which 1,000,000 shares included in the Units have been registered in the Offering on behalf of the Company, 75,000 shares have been registered on behalf of the Selling Shareholders, and the remaining 1,675,000 shares have not been registered in the Offering and are "restricted securities" under Rule 144 of the 1933 Act.


RULE 144



    In general, under Rule 144, a person (or persons whose shares are aggregated) who has held securities acquired in a non-public offering for at least one year may, under certain circumstances, sell, within any three-month period, that number of shares which does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 27,500 shares immediately after the Offering, assuming no exercise of the Warrants, the Representatives' Warrants, the Overallotment Option, or other outstanding stock options), or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person without any quantity limitation after the securities have been held for two years. Of the 1,675,000 shares of Common Stock that are restricted securities, 1,340,241 are currently eligible for immediate sale under Rule 144 and the remaining 334,759 shares may be sold in March 1998 without further restriction. The Company is unable to predict what effect, if any, such sale of shares of Common Stock, under Rule 144 or otherwise, may have on the then prevailing per share market price of the Common Stock. The Company's officers, directors and 5% or greater shareholders (holding an aggregate of 1,101,991 shares after deducting the

75,000 shares to be registered hereby which are excluded from the following restriction on resale) have agreed not to sell, transfer, or otherwise dispose of any of their shares of Common Stock for a period of two years from the date of this Prospectus, without the prior written consent of the Representatives, provided however, that 50% of such shares (550,996 shares) may be sold after one year from the date of this Prospectus if the Company reports at least $1,000,000 of after-tax net income for the year ending December 31, 1997. In addition, the holders of the remaining 573,009 shares described above have agreed not to sell or otherwise dispose of their shares without the prior written consent of the Representatives for a period of one year from the date of this Prospectus. The Company has granted certain demand and piggy-back registration rights to the Representatives with respect to the Representatives' Warrants, as well as the 50,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants.


TRANSFER AGENT AND WARRANT AGENT

    The Company has appointed Corporate Stock Transfer, Inc., 370 17th Street, Suite 2350, Denver, Colorado 80202, as its transfer agent and warrant agent.

DIVIDENDS


    The Company has not paid any dividends on its Common Stock since inception and does not plan to pay dividends in the foreseeable future. The Company anticipates that any future earnings will be retained to finance growth.


LIMITATION ON LIABILITIES

    The Company's Articles of Incorporation provide that liability of directors to the Company for monetary damages is eliminated to the full extent provided by California law. Under California law, a director is not personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) for authorizing the unlawful payment of a dividend or other distribution on the Company's capital stock or the unlawful purchases of its capital stock; or (iv) for any transaction from which the director derived any improper personal benefit.


    The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any securityholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws.



    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                                  UNDERWRITING

    The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of Units set forth opposite their names below:


                                                                                                         NUMBER OF
UNDERWRITERS                                                                                               UNITS
------------------------------------------------------------------------------------------------------  -----------
Kensington Securities, Inc.
Gunn Allen Financial, Inc.

                                                                                                        -----------
Total.................................................................................................     500,000
                                                                                                        -----------
                                                                                                        -----------



    The Company has been advised by Kensington Securities, Inc. and Gunn Allen Financial, Inc. as the Representatives of the Underwriters that the Underwriters propose to offer the Units purchased by them directly to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at a price that represents a concession of $     per Unit. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $        within the discretion of the Representatives. The Underwriters are committed to purchase and pay for all of the Units if any Units are taken. After the initial public offering of the Units, the offering price and the selling terms may be changed in the sole discretion of the Underwriters.



    The Company has also granted the Underwriters an Overallotment Option, exercisable within 30 days from the date of this Prospectus, to purchase from the Company up to 75,000 Units solely to cover overallotments. The Underwriters are under no obligation to exercise their Overallotment Option or purchase any Units subject to the Overallotment Option.



    The Underwriters will purchase the Units (including Units subject to the Overallotment Option) from the Company at a price of $10.80 per Unit. In addition, the Company has agreed to pay to Kensington Securities, Inc. a 3% nonaccountable expense allowance on the aggregate initial public offering price of the Units, including Units subject to the Overallotment Option, of which $30,000 has already been paid. Kensington Securities, Inc. also received a sales commission of $8,000 in connection with the March 1997 private placement of the Company's Common Stock. The Representatives have agreed to pay a finder's fee of up to $45,000 to a person not affiliated with the Company or the Representatives for introducing the Company to the Representatives.



    The Company has agreed to issue the Representatives' Warrants to the Representatives for a consideration of $100. The Representatives' Warrants are exercisable at any time in the four-year period commencing one year from the date of this Prospectus to purchase up to an aggregate of 50,000 Units for $14.40 per Unit. The Representatives' Warrants are not transferable for one year from the date of this Prospectus except (i) to an Underwriter or a partner or officer of an Underwriter or (ii) by will or operation of law. During the term of the Representatives' Warrants, the holder thereof is given the opportunity to profit from an increase in the per share market price of the Company's securities. As long as the Representatives' Warrants are outstanding, the Company may find it more difficult to raise additional equity capital. At any time at which the Representatives' Warrants are likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms. If the Company files a registration statement relating to an equity offering under the provisions of the 1933 Act at any time during the five-year period following the date of this Prospectus, the holders of the Representatives' Warrants or underlying Units will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the underlying Units at the request of the holders. Additionally, the Company has agreed, for a period of five years commencing on the date of this Prospectus, on demand of the holders of a majority of the Representatives' Warrants or the Units issued or issuable thereunder, to register the Units underlying the Representatives' Warrants one time at the Company's expense. The registration of securities pursuant to the Representatives' Warrants may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing. The number of Units covered by the Representatives' Warrants and the exercise price are subject to adjustment under certain events to prevent dilution. In the event of any demand registration, the Company has the right to redeem the Representatives' Warrants by committing to pay, within ten days of the date of such demand registration, the difference between the exercise price of the Representatives' Warrants and the average bid price of the Units (or the component securities) over the prior ten business days.



    The Company has agreed, in connection with exercise of the Warrants pursuant to solicitation by the Representatives, or any other broker-dealer, to pay to the Representatives, or any broker-dealer, a fee of 5% of the exercise price of any Warrants exercised after six months from the date hereof. The Representatives, or broker-dealer, will not be entitled to receive such compensation in Warrant exercise transactions except with respect to the exercise of Warrants solicited and procured by such broker-dealer and confirmed in writing by the Warrantholder that the broker-dealer solicited such Warrants and provided that (i) the market price of the shares of Common Stock at the time of exercise is higher than the exercise price of the Warrants, (ii) disclosure of compensation arrangements is made, in addition to the disclosure provided in the Registration Statement, in documents provided to holders of Warrants at the time of exercise, (iii) the exercise of the Warrants is solicited, (iv) the Warrants are not exercised by discretionary accounts, and (v) the solicitation of exercise of the Warrants is not in violation of Rule 10b-6 promulgated under the 1934 Act.



    In connection with the Offering, the Representatives and selling group members (if any) and their respective affiliates may engage in transactions that stabilze, maintain or otherwise affect the market price of the Common Stock and Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock or Warrants for the purpose of stabilizing their market prices. The Representatives may also create a short position for the account of the Representatives by selling more securities in connection with the Offering than they are committed to purchase from the Company and in such case may purchase securities in the open market following completion of the Offering to cover all or a portion of such short position. The Representatives may also cover all or a portion of such short position by exercising the Overallotment Option. Any of the transactions described in this paragraph may result in the maintenance of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.



    The Company's officers, directors and 5% or greater shareholders (holding an aggregate of 1,101,991 shares) have entered into a lock-up agreement with the Representatives pursuant to which they have agreed not to sell or otherwise dispose of any of their shares of Common Stock (including shares issuable upon exercise of stock options) for a period of two years from the date of this Prospectus without the prior written consent of the Representatives; provided, however, that 50% of such shares (550,996 shares) may be sold after one year from the date of the Prospectus if the Company reports at least $1,000,000 of after tax net income for the year ending December 31, 1997. This lock-up agreement does not apply to the 75,000 Selling Shareholders' shares. In addition, the holders of an additional 573,009 shares have agreed not to sell or otherwise dispose of their shares without the prior written consent of the Representatives for a period of one year from the date of this Prospectus. The Company has also granted certain demand and piggy-back registration rights to the Representatives with respect to the Representatives' Warrants as well as the 50,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants.

    The Company has agreed with the Representatives that, for a period of 36 months from the effective date of the Offering, the Company will allow an observer designated by the Representatives and acceptable to the Company to attend all meetings of the Board of Directors. The observer will have no voting rights, will be reimbursed for out-of-pocket expenses incurred in attending meetings and will be indemnified against any claims arising out of participation at the meetings, including claims based on liabilities arising under the securities laws.



    In connection with the Offering, the Underwriters may purchase and sell the Common Stock and Warrants in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Common Stock and Warrants; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock or of Warrants than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock and Warrants sold in the Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock and Warrants, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the National Market in the over-the-counter market or otherwise.


    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act, or to contribute to payments that any Underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS


    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gary A. Agron Esq., Englewood, Colorado. Certain legal matters in connection with the Offering will be passed upon for the Representatives by Pezzola & Reinke, a Professional Corporation, Oakland, California.


                                    EXPERTS


    The financial statements of the Company for the years ended December 31, 1995 and 1996, appearing in this Prospectus, have been audited by AJ. Robbins, P.C., independent certified public accountants. The financial statements, as stated in their report and appearing herein, have been included herein in reliance upon the authority of that firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto which may be inspected without charge at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; 7 World Trade Center, New York, NY 10048; and 5670 Wilshire Boulevard, Los Angeles, CA 90036.

    The Company will be subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; 7 World Trade Center, New York, NY 10048; and 5670 Wilshire Boulevard, Los Angeles, CA 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549 at prescribed rates. The Commission maintains a Web site that will contain such reports, proxy and information statements and other information regarding the Company at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2

Balance Sheets.............................................................................................         F-3

Statements of Income.......................................................................................         F-4

Statement of Changes in Stockholders' Equity...............................................................         F-5

Statements of Cash Flows...................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Retrospettiva, Inc.
Beverly Hills, California



    We have audited the accompanying balance sheet of Retrospettiva, Inc. as of December 31, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the two years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Retrospettiva, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the two years ended December 31, 1996 in conformity with generally accepted accounting principles.



                                        AJ. ROBBINS, P.C.
                                        CERTIFIED PUBLIC ACCOUNTANTS AND
                                        CONSULTANTS



Denver, Colorado
March 15, 1997
Except for Note 14 as to which
the date is July 18, 1997

                              RETROSPETTIVA, INC.
                                 BALANCE SHEETS
                                     ASSETS



                                                                                                       JUNE 30,
                                                                                                         1997
                                                                                       DECEMBER 31,  ------------
                                                                                           1996
                                                                                       ------------  (UNAUDITED)
CURRENT ASSETS:
  Cash...............................................................................   $  110,777   $    289,905
  Accounts receivable, net, pledged..................................................      760,495      1,192,553
  Accounts receivable, related party, pledged........................................    1,182,202        --
  Note receivable, current portion...................................................      140,000        130,496
  Note receivable, stockholder.......................................................       --            203,094
  Inventories, pledged...............................................................    3,112,678      3,725,044
  Deferred tax assets, current portion...............................................       11,000         11,000
  Deferred offering costs............................................................      330,930        117,329
  Other..............................................................................       14,825         34,283
                                                                                       ------------  ------------
      Total Current Assets...........................................................    5,662,907      5,703,704
PROPERTY AND EQUIPMENT, at cost, net.................................................       61,386         57,164
NOTE RECEIVABLE, net of current portion..............................................       47,583        --
DEFERRED TAX ASSETS, net of current portion..........................................        5,000          5,000
OTHER ASSETS.........................................................................       80,666         80,776
                                                                                       ------------  ------------
                                                                                        $5,857,542   $  5,846,644
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade............................................................   $2,806,812   $  2,356,572
  Note payable.......................................................................      237,580        145,000
  Notes payable, bridge loans........................................................      250,000        250,000
  Accrued expenses...................................................................       51,070         25,496
  Accrued income taxes...............................................................      541,910        853,804
  Customer advances..................................................................      909,681        517,253
                                                                                       ------------  ------------
      Total Current Liabilities......................................................    4,797,053      4,148,125
                                                                                       ------------  ------------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock--authorized 1,000,000 shares--none issued or outstanding.............       --            --
Common stock--authorized 15,000,000 shares, no par value; issued and outstanding
  1,415,241 and 1,750,000 shares, respectively.......................................      154,000        272,054
Additional paid-in capital...........................................................      230,000        230,000
Retained earnings....................................................................      676,489      1,196,465
                                                                                       ------------  ------------
      Total Stockholders' Equity.....................................................    1,060,489      1,698,519
                                                                                       ------------  ------------
                                                                                        $5,857,542   $  5,846,644
                                                                                       ------------  ------------
                                                                                       ------------  ------------



                 See accompanying notes to financial statements

                              RETROSPETTIVA, INC.
                              STATEMENTS OF INCOME



                                                           YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                                         ----------------------------  --------------------------
                                                             1995           1996           1996          1997
                                                         -------------  -------------  ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)
SALES..................................................  $   9,165,448  $   9,520,671  $  4,128,978  $  7,921,299
SALES, related party...................................      2,214,378      3,381,524     1,551,718       --
                                                         -------------  -------------  ------------  ------------
  Total Sales..........................................     11,379,826     12,902,195     5,680,696     7,921,299
COST OF SALES..........................................      9,976,933     11,006,053     4,918,341     6,758,331
                                                         -------------  -------------  ------------  ------------
GROSS PROFIT...........................................      1,402,893      1,896,142       762,355     1,162,968
                                                         -------------  -------------  ------------  ------------
OPERATING EXPENSES:
  Selling expenses.....................................        230,301        170,179       146,261        94,568
  General and administrative...........................        280,816        362,621       171,508       181,117
                                                         -------------  -------------  ------------  ------------
  Total Operating Expenses.............................        511,117        532,800       317,769       275,685
                                                         -------------  -------------  ------------  ------------
INCOME FROM OPERATIONS.................................        891,776      1,363,342       444,586       887,283
OTHER INCOME (EXPENSES):
  Other income.........................................          4,960         11,202       --              4,477
  Interest expense.....................................        (21,241)       (61,457)      (18,024)      (23,784)
                                                         -------------  -------------  ------------  ------------
Net Other Income (Expenses)............................        (16,281)       (50,255)      (18,024)      (19,307)
                                                         -------------  -------------  ------------  ------------
INCOME BEFORE INCOME TAXES.............................        875,495      1,313,087       426,562       867,976
PROVISION FOR INCOME TAXES.............................        195,000        540,285       172,000       348,000
                                                         -------------  -------------  ------------  ------------
NET INCOME.............................................  $     680,495  $     772,802  $    254,562  $    519,976
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------
NET INCOME PER COMMON SHARE............................  $         .39  $         .44  $        .15  $        .30
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------
WEIGHTED AVERAGE NUMBERS OF SHARES OUTSTANDING.........      1,750,000      1,750,000     1,750,000     1,750,000
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------



                 See accompanying notes to financial statements

                              RETROSPETTIVA, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
               AND THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)



                                                       COMMON STOCK       ADDITIONAL    RETAINED
                                                  ----------------------   PAID IN      EARNINGS
                                                    SHARES      AMOUNT     CAPITAL     (DEFICIT)       TOTAL
                                                  ----------  ----------  ----------  ------------  ------------
Balances, December 31, 1994.....................   1,095,984  $   20,000  $  230,000  $   (776,808) $   (526,808)
Net income for the year.........................      --          --          --           680,495       680,495
                                                  ----------  ----------  ----------  ------------  ------------
Balances, December 31, 1995.....................   1,095,984      20,000     230,000       (96,313)      153,687
Stock issued for compensation...................      81,007      34,000      --           --             34,000
Stock issued for bridge loans...................     238,250     100,000      --           --            100,000
Net income for the year.........................      --          --          --           772,802       772,802
                                                  ----------  ----------  ----------  ------------  ------------
Balances, December 31, 1996.....................   1,415,241     154,000     230,000       676,489     1,060,489
Stock issued in private offering net of offering
  costs (unaudited).............................     334,759     118,054      --           --            118,054
Net income for the period (unaudited)...........      --          --          --           519,976       519,976
                                                  ----------  ----------  ----------  ------------  ------------
Balances, June 30, 1997 (unaudited).............   1,750,000  $  272,054  $  230,000  $  1,196,465  $  1,698,519
                                                  ----------  ----------  ----------  ------------  ------------
                                                  ----------  ----------  ----------  ------------  ------------



                 See accompanying notes to financial statements

                              RETROSPETTIVA, INC.
                            STATEMENTS OF CASH FLOWS



                                                            YEARS ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                                           --------------------------  --------------------------
                                                               1995          1996          1996          1997
                                                           -------------  -----------  -------------  -----------
                                                                                        (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net income...............................................  $     680,495  $   772,802  $     254,562   $ 519,976
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
    Depreciation and amortization........................         17,792       17,491          8,580       8,831
    Stock issued for compensation........................       --             34,000       --            --
    Deferred income taxes................................        160,000        7,000       --            --
    Services provided to reduce note receivable..........       --              8,417       --            10,286
    Changes in:
      Accounts receivable................................        274,471     (572,917)       (22,191)    750,144
      Accounts receivable, related party.................       (441,830)    (740,372)      (215,566)     --
      Accounts receivable, others........................        (76,166)     --            --            --
      Inventories........................................     (1,257,515)    (592,610)       921,443    (612,366)
      Other..............................................         (3,600)     (11,225)      --           (19,568)
      Accounts payable and accrued expenses..............        265,682     (103,765)    (1,242,358)   (475,814)
      Accrued income taxes...............................         13,332      534,778        170,338     311,894
      Customer advances..................................       --            909,681        200,000    (392,428)
                                                           -------------  -----------  -------------  -----------
        Cash flows provided (used) by operating
          activities.....................................       (367,339)     263,280         74,808     100,955
                                                           -------------  -----------  -------------  -----------
CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
  Purchase of property and equipment.....................        (16,172)      (6,825)        (4,837)     (4,609)
  Payments on notes receivable...........................       --            --            --            46,801
                                                           -------------  -----------  -------------  -----------
        Cash flows provided (used) by investing
          activities.....................................        (16,172)      (6,825)        (4,837)     42,192
                                                           -------------  -----------  -------------  -----------
CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
  Loans to stockholder...................................       --            --            --          (230,500)
  Collections on note receivable, stockholder............       --            --            --            27,406
  Proceeds from note payable, stockholder................        351,263      170,856          2,199      --
  Payments on note payable, stockholder..................       (245,015)    (354,176)       (36,973)     --
  Proceeds from notes payable, bridge loans..............       --            250,000        250,000      --
  Proceeds from note payable.............................        247,403      --            --            --
  Payments on note payable...............................       --            (19,725)          (594)    (92,580)
  Payments for deferred offering costs...................       --           (330,930)      (212,490)   (229,384)
  Utilization of deferred offering costs.................       --            --            --           442,985
  Proceeds from issuance of common stock.................       --            100,000        100,000     118,054
                                                           -------------  -----------  -------------  -----------
        Cash flows provided (used) by financing
          activities.....................................        353,651     (183,975)       102,142      35,981
                                                           -------------  -----------  -------------  -----------
NET INCREASE (DECREASE) IN CASH..........................        (29,860)      72,480        172,113     179,128
CASH IN BANK, beginning of period........................         68,157       38,297         38,297     110,777
                                                           -------------  -----------  -------------  -----------
CASH IN BANK, end of period..............................  $      38,297  $   110,777  $     210,410   $ 289,905
                                                           -------------  -----------  -------------  -----------
                                                           -------------  -----------  -------------  -----------



See Note 13



                 See accompanying notes to financial statements

                              RETROSPETTIVA, INC.



                         NOTES TO FINANCIAL STATEMENTS



NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



ACTIVITY



    Retrospettiva, Inc. (the Company) located in Beverly Hills, California was organized in November 1990 to manufacture and import textile products from Italy including finished garments and fabrics. By 1993, the Company was purchasing fabrics from firms and factories around the world and contracting for the manufacture of the fabrics in Eastern Europe (primarily Macedonia) for importation into the United States.



    The Company designs, contracts to manufacture and markets a variety of garments. Fabrics are purchased from suppliers worldwide including firms in China, India, Russia, Romania, Italy and the United States. The fabrics are shipped to contractor factories primarily in Macedonia to be manufactured into finished garments for shipment to the Company's customers in the United States.



UNAUDITED INTERIM FINANCIAL STATEMENTS



    In the opinion of management, the unaudited interim financial statements for the six month periods ending June 30, 1996 and 1997 are presented on a basis consistent with the audited annual financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such periods. The results of operations for the interim period ending June 30, 1997 are not necessarily indicative of the results to be expected for the year ended December 31, 1997.



STOCK SPLITS



    In May 1996, the Company's Board of Directors authorized a 46 for one stock split. In May 1997, the Company's Board of Directors authorized a 2.3826 for one stock split to be approved by the Company's stockholders in June 1997. The financial statements have been presented as if the splits had occurred at the beginning of each period presented.



CASH AND CASH EQUIVALENT



    Cash and cash equivalents include cash on hand and investments with original maturities of three months or less.



ACCOUNTS RECEIVABLE



    The Company provides an allowance for doubtful accounts, as needed, for accounts deemed uncollectible. Allowance for uncollectible accounts was recorded at $17,196 for December 31, 1996 and June 30, 1997 (unaudited), respectively.



INVENTORIES



    Inventories are valued at the lower of cost (first-in, first-out) or market.



PROPERTY AND EQUIPMENT



    Property and equipment are recorded at cost. Depreciation and amortization expense is generally provided on a straight-line basis using estimated useful lives of 5-10 years for equipment. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease. Depreciation and amortization expense of property and equipment was $17,792, $17,491, $8,580, and

                              RETROSPETTIVA, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


$8,831 for the years ended December 31, 1995, 1996 and for the six months ended June 30, 1996 (unaudited) and 1997 (unaudited), respectively.



DEFERRED OFFERING COSTS



    Costs incurred in connection with the Company's current anticipated public offering are deferred and will be charged against stockholders equity upon the successful completion of the offering or charged to expense if the offering is not consummated.



REVENUE RECOGNITION



    Revenue is recognized when sold merchandise has cleared customs in the United States and is available to be shipped to customers from a port of entry.



INCOME TAXES



    The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities. The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences. The adoption of SFAS 109 did not have a material effect on the Company's financial statements.



EARNINGS PER COMMON SHARE



    Earnings per common share is computed based upon the weighted average number of common and dilutive common equivalent shares outstanding during the period. Fully diluted and primary earnings per common share are the same amounts for each of the periods presented.



    Common shares issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of warrants and stock options (using the treasury stock method) at prices substantially less than the initial public offering price have been included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented.



    Dilutive common equivalent shares consist of stock options and warrants (calculated using the treasury stock method). In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.



USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and

                              RETROSPETTIVA, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.



FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying amount of the Company's financial instruments, which principally include cash, trade receivables, note receivable, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments.



    The fair value of the Company's debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's borrowing rate. At December 31, 1996 and June 30, 1997 (unaudited), the carrying value of all financial instruments was not materially different from fair value.



CREDIT RISK



    The Company sells its merchandise principally to customers throughout the United States. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based upon these evaluations. The Company's credit losses for the periods presented have not exceeded management's estimates.



    There are two customers that make up 93% and 73% of the accounts receivable balance at December 31, 1996 and June 30, 1997 (unaudited), respectively.



    The Company maintains all cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts.



SIGNIFICANT CUSTOMERS



    Individual customers aggregating in excess of 10% of net sales are as follows:



                                              YEARS ENDED
                                              DECEMBER 31,
                                       --------------------------
                                           1995          1996
                                       ------------  ------------       SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                   --------------------------
                                                                       1996          1997
                                                                   ------------  ------------
                                                                   (UNAUDITED)   (UNAUDITED)
SALES
Customer A...........................  $  5,413,771  $  4,102,545  $  3,214,633  $    --
Customer B...........................  $  2,325,851  $  3,745,836  $    880,089  $  4,791,915
Customer C, related party............  $  2,214,378  $  3,381,524  $  1,551,718  $    306,774
Customer D...........................  $    --       $    --       $     95,354  $  2,429,139



RELATED PARTY TRANSACTIONS



    The Company has sales to a related party customer. The Company's officer/stockholder was part owner of Customer C. Effective January 1, 1997, the Company's officer/stockholder relinquished his

                              RETROSPETTIVA, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


ownership in Customer C. Accounts receivable at December 31, 1996 for Customer C was $1,182,202 as follows:



                                                                                       GREATER THAN
                                                                         30 DAYS PAST  60 DAYS PAST
                                                              CURRENT        DUE           DUE          TOTAL
                                                             ----------  ------------  ------------  ------------
December 31, 1996..........................................  $  534,816   $  381,164    $  266,222   $  1,182,202
June 30, 1997 (Unaudited)..................................  $   --       $   --        $  232,704   $    232,704



    Principal ownership and control of the Company rests with the Chief Executive Officer.



ADOPTION OF NEW STANDARDS



    Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128), was issued in February 1997 (effective for financial statements ending after December 15, 1997). This Statement simplifies the standards for computing earnings per share (EPS) previously found in APB Opinion No. 15, Earnings Per Share, and makes them more comparable to international EPS standards. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. In addition, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company has not yet assessed the impact of SFAS 128 on its financial statements.



NOTE 2--INVENTORIES



    Inventories consist of the following:



                                                                                   JUNE 30,
                                                                                     1997
                                                                   DECEMBER 31,  ------------
                                                                       1996
                                                                   ------------  (UNAUDITED)
Finished goods...................................................   $  923,373   $    780,596
Work-in-process..................................................      908,752      1,289,669
Raw materials....................................................    1,280,553      1,654,779
                                                                   ------------  ------------
                                                                    $3,112,678   $  3,725,044
                                                                   ------------  ------------
                                                                   ------------  ------------



    The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements impose quotas on the amount and type of goods which can be imported into the United States from these countries and can limit or prohibit importation of products on very short notice. The Company's imported products are also subject to United States customs duties which are a material portion of the Company's cost of imported goods. A substantial increase in customs duties or a substantial reduction in quota limits applicable to the Company's imports could have a material adverse effect on the Company's financial condition and results of operations.

                              RETROSPETTIVA, INC.

NOTE 3--OTHER ASSETS



    Other assets consist of the following:



                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------   JUNE 30,
                                                                                     1997
                                                                                  -----------
                                                                                  (UNAUDITED)
Insurance claim, receivable.......................................   $   76,166    $  76,166
Deposits..........................................................        4,500        4,610
                                                                    ------------  -----------
                                                                     $   80,666    $  80,776
                                                                    ------------  -----------
                                                                    ------------  -----------



    The insurance claim receivable is due to inventory lost in a fire in a consolidating warehouse.



NOTE 4--PROPERTY AND EQUIPMENT



    Property and equipment consists of the following:



                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------   JUNE 30,
                                                                                     1997
                                                                                  -----------
                                                                                  (UNAUDITED)
Automobile........................................................   $   20,568    $  20,568
Furniture and fixtures............................................       35,494       40,103
Leasehold improvements............................................       50,514       50,514
                                                                    ------------  -----------
      Total.......................................................      106,576      111,185
Less accumulated depreciation and amortization....................      (45,190)     (54,021)
                                                                    ------------  -----------
                                                                     $   61,386    $  57,164
                                                                    ------------  -----------
                                                                    ------------  -----------



NOTE 5--NOTE RECEIVABLE



    During 1994, the Company was owed an outstanding trade receivable of $266,000. Approximately $70,000 was written off as uncollectible in 1994 and $196,000 was converted to a note receivable, bearing interest at 10%, and requiring 24 monthly payments of $10,000 in consolidation services. Services are valued at the market value of comparative consolidation services in the area. The Company realized $8,416 in services during 1996 and $10,286 (unaudited) during the six months ended June 30, 1997.



    The Company negotiated with a customer (former related party) to use the warehouse services. The customer will reimburse the Company for the services and the note receivable is reduced accordingly. During the six months June 30, 1997 the note receivable was reduced by $57,087 (unaudited).



NOTE 6--NOTE RECEIVABLE FROM STOCKHOLDER (UNAUDITED)



    The Company's note receivable ($250,000 maximum) due from an officer/stockholder is unsecured, due on demand and bears interest at 10% per annum.



NOTE 7--NOTE PAYABLE



    On September 27, 1995, the Company obtained a line of credit of $250,000 with a bank due October 10, 1996. The loan was collateralized by accounts receivable inventory and personal guarantee of an officer/stockholder. Interest was payable monthly at 3% over the financial institutions variable prime

                              RETROSPETTIVA, INC.

NOTE 7--NOTE PAYABLE (CONTINUED)


rate. During March 1997 the line of credit was refinanced with a variable rate (4% over prime rate, initial rate of 12.25%). Payments were due in four monthly installments of $20,000 principal plus interest beginning April 15, 1997, with one final principal and interest payment due August 15, 1997. (See Note 14)



NOTE 8--NOTES PAYABLE, BRIDGE LOANS



    During June 1996 the Company completed an offering of 25 units in a Private Placement. Each unit consisted of one $10,000 promissory note (totaling $250,000) bearing interest at 8% per annum and 9,530 shares of the Company's Common Stock. The notes were payable the earlier of June 30, 1997 or on the closing date of an initial public offering of the Company's stock. The underwriter was paid a commission of $50,000.



    Effective July 1, 1997, (unaudited) notes were amended to be payable September 30, 1997 and bear interest at 18% per annum.



NOTE 9--STOCK OPTION PLAN



STOCK OPTION PLAN



    On May 1, 1996 the Company adopted the Stock Option Plan (the Plan) which provides for the granting of options to officers, directors, employees and consultants. 1,786,930 shares of common stock have been reserved under the plan for the granting of options. The Plan will be in effect until April 30, 2006, unless extended by the Company's shareholders. The options are exercisable to purchase stock for a period of ten years from the date of grant.



    Incentive Stock Options granted pursuant to this Plan may not have an option price that is less than the fair market value of the stock on the date the option is granted. Incentive stock options granted to significant stockholders shall have an option price of not less than 110% of the fair market value of the stock on the date of the grant.



                                                                       OUTSTANDING OPTIONS
                                                                     -----------------------
                                                          RESERVED                PRICE PER
                                                           SHARES      SHARES      SHARES
                                                         ----------  ----------  -----------
Initial reserved shares................................   1,786,930      --      $   --
Granted................................................   1,701,635   1,701,635  $  .63-.675
                                                         ----------  ----------  -----------
Balance, December 31, 1996.............................      85,295   1,701,635  $  .63-6.75
Granted (unaudited)....................................      60,000      60,000  $      6.75
                                                         ----------  ----------  -----------
Balance, June 30, 1997 (unaudited).....................      25,295   1,761,635  $  .63-6.75
                                                         ----------  ----------  -----------
                                                         ----------  ----------  -----------



    Under an employment agreement a total of 595,645 options will be cancelled if net income for the year ended December 31, 1997 does not exceed $750,000.



    At December 31, 1996, 1,105,990 options granted under the plan were exercisable.

                              RETROSPETTIVA, INC.

NOTE 10--COMMITMENTS AND CONTINGENCIES



OPERATING LEASES



    The Company signed a 61 month lease agreement for its offices commencing December 1, 1995. The monthly lease payment is $2,300.



    The Company signed a ten-month sublease agreement in New York commencing December 1, 1996. The terms of the sublease agreement require monthly payments of $1,250 plus 50% of the maintenance costs.



    The Company has another sublease in New York, with a two year term through April 1, 1998. The terms require monthly payments of $2,175 through January 31, 1997 and monthly payments of $2,285 for the remainder of the agreement.



    Future minimum rental payments under non-cancelable operating leases are as follows:



                                                                                   JUNE 30,
                                                                                     1997
                                                                    DECEMBER 31,  -----------
                                                                        1996
                                                                    ------------  (UNAUDITED)
1997..............................................................   $   66,160    $  36,600
1998..............................................................       34,455       34,455
1999..............................................................       27,600       27,600
2000..............................................................        2,300        2,300
                                                                    ------------  -----------
  Total...........................................................   $  130,515    $ 100,955
                                                                    ------------  -----------
                                                                    ------------  -----------



    The Company rents office and showroom space from a major supplier in New York on a month to month basis.



    Rent expense for the years ended December 31, 1995 and 1996 was $37,900 and $62,920, and for the six months ended June 30, 1996 and 1997 was $24,883 (unaudited) and $41,680 (unaudited), respectively.



EMPLOYMENT AGREEMENTS



    In May 1996 the Company entered into a three year employment agreement with an officer/ stockholder which provides for annual salary of $95,000, commencing the first month subsequent to the earlier of the closing of an initial public offering or the closing of a merger or acquisition by a public company, a non-competition clause for two years following termination of the employment agreement and stock options to purchase up to 1,191,300 shares of Common Stock at $6.75 per share exercisable for a period of 10 years.



    In April 1996, the Company entered into a three year employment agreement with the chief financial officer which provides for annual salary of $60,000 commencing the first month after the completion of its planned initial public offering. As signing compensation he received 81,007 shares of Common Stock and stock options to purchase up to 119,128 shares of Common Stock at $6.75 per share exercisable for a period of 10 years.



LITIGATION



    The Company is a party to various claims, complaints, and other legal actions that have arisen in the ordinary course of business. The Company believes that the outcome of all pending legal proceedings, in

                              RETROSPETTIVA, INC.

NOTE 10--COMMITMENTS AND CONTINGENCIES (CONTINUED)


the aggregate, will not have a material adverse effect on the Company's financial condition or the results of its operations.



NOTE 11--INCOME TAXES



    The components of deferred tax assets and (liabilities) are as follows:



                                                                                   JUNE 30,
                                                                                     1997
                                                                    DECEMBER 31,  -----------
                                                                        1996
                                                                    ------------  (UNAUDITED)
Total deferred tax assets.........................................   $   16,000    $  16,000
Total deferred tax (liabilities)..................................       --           --
                                                                    ------------  -----------
Net deferred tax assets...........................................   $   16,000    $  16,000
                                                                    ------------  -----------
                                                                    ------------  -----------



    There are no significant differences between financial statement and taxable income.



    The tax effects of temporary differences that give rise to deferred tax assets and (liabilities) are as follows:



                                                                                   JUNE 30,
                                                                                     1997
                                                                    DECEMBER 31,  -----------
                                                                        1996
                                                                    ------------  (UNAUDITED)
Temporary differences:
  Allowance for bad debts.........................................   $    7,000    $   7,000
  Property and equipment..........................................        5,000        5,000
  Other...........................................................        4,000        4,000
                                                                    ------------  -----------
                                                                     $   16,000    $  16,000
                                                                    ------------  -----------
                                                                    ------------  -----------



    The provision for income taxes consists of the following:



                                             YEARS ENDED DECEMBER
                                                     31,
                                            ----------------------
                                               1995        1996
                                            ----------  ----------   SIX MONTHS ENDED JUNE
                                                                              30,
                                                                    ------------------------
                                                                       1996         1997
                                                                    -----------  -----------
                                                                    (UNAUDITED)  (UNAUDITED)
Current...................................  $   35,000  $  533,285   $ 172,000    $ 348,000
Deferred..................................     160,000       7,000      --           --
                                            ----------  ----------  -----------  -----------
Provision.................................  $  195,000  $  540,285   $ 172,000    $ 348,000
                                            ----------  ----------  -----------  -----------
                                            ----------  ----------  -----------  -----------

                              RETROSPETTIVA, INC.

NOTE 11--INCOME TAXES (CONTINUED)


    Following is a reconciliation of the amount of income tax (benefit) expense that would result from applying the statutory federal income tax rates to pre-tax income and the reported amount of income tax expense for the periods:



                                                 YEARS ENDED
                                                 DECEMBER 31,
                                            ----------------------
                                               1995        1996
                                            ----------  ----------      SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                    ------------------------
                                                                       1996         1997
                                                                    -----------  -----------
                                                                    (UNAUDITED)  (UNAUDITED)
Tax expense at federal statutory rates....  $  298,000  $  450,000   $ 132,000    $ 268,000
State tax, net of federal benefit.........      25,000     101,000      40,000       80,000
Alternative minimum tax (credit)..........      10,000     (10,000)     --           --
Depreciation..............................      --           3,000      --           --
Other.....................................      --           3,285      --           --
(Benefit) of net operating loss
  carryforward............................    (298,000)    (14,000)     --           --
                                            ----------  ----------  -----------  -----------
                                            $   35,000  $  533,285   $ 172,000    $ 348,000
                                            ----------  ----------  -----------  -----------
                                            ----------  ----------  -----------  -----------



    The components of deferred income tax (benefit) expense are as follows:



                                              YEARS ENDED DECEMBER
                                                      31,
                                             ----------------------
                                                1995        1996
                                             -----------  ---------   SIX MONTHS ENDED JUNE
                                                                               30,
                                                                     ------------------------
                                                                        1996         1997
                                                                     -----------  -----------
                                                                     (UNAUDITED)  (UNAUDITED)
Bad debts..................................  $     7,000  $  --       $  --        $  --
Depreciation...............................        2,000     (3,000)     --           --
Other......................................        4,000     (4,000)     --           --
Net operating loss carryover...............      364,000     14,000      --           --
Valuation allowance........................     (217,000)    --          --           --
                                             -----------  ---------  -----------  -----------
                                             $   160,000  $   7,000   $  --        $  --
                                             -----------  ---------  -----------  -----------
                                             -----------  ---------  -----------  -----------



NOTE 12--STOCK-BASED COMPENSATION



    During 1996 the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). The new standard requires the Company to adopt the fair value method with respect to stock-based compensation of consultants and other non-employees.



    The Company did not change its method of accounting with respect to employee stock options; the Company continues to account for these under the intrinsic value method. Had the Company adopted the fair value method with respect to options issued to employees as well, an additional charge to income of $52,300 would have been required in 1996; proforma net income would have been $319,000 and earnings per share would have been $.18 on both a primary and fully diluted basis.



    In June 1997, the Company has granted stock options to purchase 60,000 share of common stock at $6.75 per share to a consultant. The amount of compensation to be recognized under SFAS 123 is approximately $120,000, commencing subsequent to the closing of an initial public offering of the Company's common stock.

                              RETROSPETTIVA, INC.

NOTE 12--STOCK-BASED COMPENSATION (CONTINUED)


    In estimating the above expense, the Company used the Modified Black-Scholes European pricing model. The average risk-free interest rate used was 6.2%, volatility was estimated at 31%; the expected life was less than three years.



NOTE 13--SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS FOR NONCASH INVESTING AND FINANCING ACTIVITIES



                                              YEARS ENDED DECEMBER
                                                       31,
                                              ---------------------
                                                1995        1996
                                              ---------  ----------   SIX MONTHS ENDED JUNE
                                                                               30,
                                                                     ------------------------
                                                                        1996         1997
                                                                     -----------  -----------
                                                                     (UNAUDITED)  (UNAUDITED)
Cash paid for interest......................  $   8,180  $   26,820   $  17,414    $  16,271
                                              ---------  ----------  -----------  -----------
                                              ---------  ----------  -----------  -----------
Cash paid for income taxes..................     26,113  $    2,196   $  --        $  --
                                              ---------  ----------  -----------  -----------
                                              ---------  ----------  -----------  -----------
Stock issued for bridge loans...............  $  --      $  100,000   $ 100,000    $  --
                                              ---------  ----------  -----------  -----------
                                              ---------  ----------  -----------  -----------



NOTE 14--SUBSEQUENT EVENTS



PROPOSED PUBLIC OFFERING



    The Company has entered into a letter of intent with an underwriter to sell Company securities in a public offering. Upon a registration statement being declared effective, 500,000 units (each unit consisting of two shares of common stock and one warrant) are anticipated to be sold and 75,000 shares to be agreed upon by certain security holders.



NOTE PAYABLE



    On July 18, 1997 the Company refinanced its existing line of credit (see
Note 7) by obtaining a new line of credit with Merrill Lynch Business Financial Services, Inc. for $500,000 due August 31, 1998. The new debt is collateralized by accounts receivable, inventory, property and equipment, notes receivable and the personal guarantee of an officer/stockholder. Interest is payable at 3.15% over the 30 day commercial paper rate (8.75% at July 18, 1997).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Dilution..................................................................   13
Capitalization............................................................   14
Use of Proceeds...........................................................   15
Selected Financial Data...................................................   16
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   17
Business..................................................................   23
Management................................................................   28
Principal Shareholders....................................................   33
Selling Shareholders......................................................   34
Certain Transactions......................................................   34
Description of Securities.................................................   35
Underwriting..............................................................   38
Legal Matters.............................................................   40
Experts...................................................................   40
Available Information.....................................................   40
Index to Financial Statements.............................................  F-1


    UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 500,000 UNITS

                              RETROSPETTIVA, INC.

                               ------------------

                                   PROSPECTUS

                               ------------------


                          KENSINGTON SECURITIES, INC.
                           GUNN ALLEN FINANCIAL, INC.


                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article V of the Registrant's Restated Articles of Incorporation (Exhibit 3.01 hereto) provides for indemnification of its directors, officers, employees and other agents through the Corporation's bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.



    In addition, Article VI of the Registrant's Bylaws provides as follows:


                                   ARTICLE VI
                       INDEMNIFICATION OF CERTAIN PERSONS

    Section 1. INDEMNIFICATION. For purposes of Article VI, a "Proper Person" means any person (including the estate or personal representative of a director) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan. The corporation shall indemnify any Proper Person against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by the groups set forth in Section 4 of this Article that he conducted himself in good faith and that he reasonably believed
(i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the corporation's best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Official capacity means, when used with respect to a director, the office of director and, when used with respect to any other Proper Person, the office in a corporation held by the officer or the employment, fiduciary or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. Official capacity does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

    A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement in (ii) of this Section 1. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirement of this section that he conduct himself in good faith.

    No indemnification shall be made under this Article VI to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the corporation or in connection with any proceeding charging that the

Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification under this section in connection with a proceeding brought by or in the right of the corporation shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

    Section 2. RIGHT TO INDEMNIFICATION. The corporation shall indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification under Section 1 of this Article VI against expenses (including attorneys' fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the corporation other than the determination in good faith that the defense has been wholly successful.

    Section 3. EFFECT OF TERMINATION OF ACTION. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person seeking indemnification did not meet the standards of conduct described in Section 1 of this Article VI. Entry of a judgment by consent as part of a settlement shall not be deemed an adjudication of liability, as described in Section 2 of this Article VI.

    Section 4. GROUPS AUTHORIZED TO MAKE INDEMNIFICATION DETERMINATION. Except where there is a right to indemnification as set forth in Sections 1 or 2 of this Article or where indemnification is ordered by a court in Section 5, any indemnification shall be made by the corporation only as determined in the specific case by a proper group that indemnification of the Proper Person is permissible under the circumstances because he has met the applicable standards of conduct set forth in Section 1 of this Article. This determination shall be made by the board of directors by a majority vote of those present at a meeting at which a quorum is present, which quorum shall consist of directors not parties to the proceeding ("Quorum"). If a Quorum cannot be obtained, the determination shall be made by a majority vote of a committee of the board of directors designated by the board, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee. If a Quorum of the board of directors cannot be obtained and the committee cannot be established, or even if a Quorum is obtained or the committee is designated and a majority of the directors constituting such Quorum or committee so directs, the determination shall be made by (i) independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in this Section 4 or, if a Quorum of the full board of directors cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board (including directors who are parties to the action) or (ii) a vote of the shareholders.

    Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

    Section 5. COURT-ORDERED INDEMNIFICATION. Any Proper Person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under Section 2 of this Article, including indemnification for reasonable expenses incurred to obtain court-ordered indemnification. If a court determines that the Proper Person is entitled to indemnification under Section 2 of this Article, the court shall order indemnification, including the Proper Person's reasonable expenses incurred to obtain court-ordered indemnification. If the court determines that such Proper Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standards of conduct set forth in Section 1 of this Article or was adjudged liable in the proceeding, the court may order such indemnification as the court deems proper except that if the Proper Person has been adjudged liable, indemnification shall be limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

    Section 6. ADVANCE OF EXPENSES. Reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding as described in
Section 1 may be paid by the corporation to any Proper Person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such Proper Person's good faith belief that he has met the standards of conduct prescribed by Section 1 of this Article VI, (ii) a written undertaking, executed personally or on the Proper Person's behalf, to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct (the undertaking shall be an unlimited general obligation of the Proper Person but need not be secured and may be accepted without reference to financial ability to make repayment), and (iii) a determination is made by the proper group (as described in Section 4 of this Article VI) that the facts as then known to the group would not preclude indemnification. Determination and authorization of payments shall be made in the same manner specified in Section 4 of this Article VI.

    Section 7. ADDITIONAL INDEMNIFICATION TO CERTAIN PERSONS OTHER THAN DIRECTORS. In addition to the indemnification provided to officers, employees, fiduciaries or agents because of their status as Proper Persons under this Article, the corporation may also indemnify and advance expenses to them if they are not directors of the corporation to a greater extent than is provided in these bylaws, if not inconsistent with public policy, and if provided for by general or specific action of its board of directors or shareholders or by contract.

    Section 8. WITNESS EXPENSES. The sections of this Article VI do not limit the corporation's authority to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he has not been made or named as a defendant or respondent in the proceeding.

    Section 9. REPORT TO SHAREHOLDERS. Any indemnification of or advance of expenses to a director in accordance with this Article VI, if arising out of a proceeding by or on behalf of the corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)(2)(3)


SEC Registration Fee......................................................  $   3,776
NASD Filing Fee...........................................................      1,776
Blue Sky Filing Fees......................................................      1,000
Blue Sky Legal Fee........................................................      2,000
Printing Expense..........................................................     50,000
Legal Fees and Expense....................................................     80,000
Accounting Fee............................................................     65,000
Transfer Agent............................................................      3,000
Nasdaq NMS Application Fee................................................     25,000
Miscellaneous Expenses....................................................     43,448
                                                                            ---------
    Total.................................................................  $ 275,000(1)
                                                                            ---------
                                                                            ---------

------------------------


(1) Does not include the Representatives' commission and expenses of $780,000 ($897,000 if the Overallotment Option is exercised).


(2) All expenses, except the SEC registration fee and NASD filing fee, are estimated.


(3) The Registrant will pay all registration expenses associated with the sale of the Selling Shareholders' shares excluding sales commissions.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    During the last three years, the Registrant sold the following shares of its Common Stock which were not registered under the Securities Act of 1933, as amended (the "1933 Act"):


        (i) In April 1996, the Registrant sold 81,007 shares of its Common Stock to Michael D. Silberman for services rendered valued at $.0042 per share.



        (ii) In June 1996, the Registrant sold 25 Units of its securities, each Unit consisting of a $10,000 promissory note and 9,530 shares of Common Stock for $10,000 per Unit to the following persons:


                                                                                   NUMBER OF SHARES OF
                                                                                 COMMON STOCK UNDERLYING
                                     NAME                                               THE UNITS
------------------------------------------------------------------------------  -------------------------
Daniel Nordstrom..............................................................             19,060
Michael Nordstrom.............................................................              9,530
Michael N. Poli...............................................................              9,530
Larry Heimann.................................................................              9,530
Richard Yanez.................................................................              9,530
John Wrobel...................................................................              9,530
Kendall Oltrogge..............................................................              9,530
Duane Eisenbeiss..............................................................              9,530
Billie Jolson.................................................................              9,530
Howard K. O'Neil..............................................................              9,530
Richard J. Weiler and Mary Jo Weiler..........................................             19,060
Donald L. Moen and Barbara A. Moen............................................              9,530
James W. O'Neil...............................................................              9,530
Startrust Co. as trustee for Patricia Bandawat................................             38,120
John Jensen...................................................................              9,530
Jeffrey B. Rosenfeld..........................................................              9,530
Steven Bandawat...............................................................              9,530
Patricia Bandawat.............................................................             28,590

       (iii) In March 1997, the Registrant sold 334,759 shares of its Common Stock at $1.68 per share to the following individuals.


                                        NAME                                           NUMBER OF SHARES
-------------------------------------------------------------------------------------  -----------------
Gary Dendo and Masako Dendo..........................................................          5,957
James. W. O'Neil.....................................................................         11,912
Rae Saltzman and Marjorie M. Saltzman................................................          5,957
David H. Welch.......................................................................         17,870
Gary Oswald..........................................................................          8,936
Josephine C.H. Tinimbang.............................................................          5,957
William A. Traxel and Ruth A. Miller.................................................         14,891
Robert L. Mapes and Peggy G. Mapes...................................................            595
James Mapes..........................................................................          3,872
John Mapes...........................................................................          2,383
Kurt Kobel...........................................................................          3,574
John C. Gudgel, Jr...................................................................         23,826
Milton Lamansky......................................................................          2,979
Scott Huddleston and Judith Huddleston...............................................          5,957
Shung Sen Choong and Tu C. Choong....................................................          5,957
Marta Joan Butler and David T. Butler................................................         23,826
Joanie L. Militich...................................................................          3,872
Samuel Wong and Linda Wong...........................................................         11,912
Russell J. Mello and Maxine F. Fuller................................................          2,979
Clemence Tokarz......................................................................          5,957
Jasvir S. Mattu......................................................................          5,957
Eliot G. Ellefson....................................................................          2,979
Frances M. Ellefson..................................................................          5,957
Frank Hlvaka.........................................................................          2,979
Jeffery Silverman....................................................................          5,957
William B. Silverman.................................................................         11,912
Steve Singer.........................................................................          9,530
Alan C. Andalman.....................................................................          9,530
Francene A. Kaefer...................................................................          5,957
Frederick S. Kaefer..................................................................         11,912
James W.T. Hu and Grace T.Y. Hu......................................................         11,912
Catherine Chen.......................................................................          5,957
Felicia Choi.........................................................................         11,912
Chuck Brown and Yvonne Brown.........................................................          5,957
Jesse Roggens........................................................................          5,957
Gary L. Boster.......................................................................          9,530
Rabbi Yaakov Bender..................................................................         35,738
Kevin S. McGovern....................................................................          5,957



        (iv) In June 1997 the Registrant issued stock options to purchase up to 60,000 shares at $6.75 per share to Kevin Dieball for consulting services.



        (v) From time to time, the Registrant has issued stock options (currently aggregating 1,761,633 stock options) to employees, officers and directors under its 1996 Stock Option Plan.



    With respect to the sales made, the Registrant relied on Section 4(2) of the 1933 Act, and/or Regulation D promulgated under the 1933 Act. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of individuals all of whom were experienced and sophisticated investors capable of analyzing the merits and risks of their investment. All such investors acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment. The transfer of the securities was appropriately restricted from sale by the Registrant.

ITEM 27. EXHIBITS.


EXHIBIT NO.    TITLE
-------------  ------------------------------------------------------------------------------------------------

       1.01    Form of Underwriting Agreement(1)

       1.02    Form of Agreement Among Underwriters(1)

       1.03    Form of Selected Dealer Agreement(1)

       1.04    Form of Representatives' Warrant(1)

       1.05    Form of Amended Underwriting Agreement

       3.01    Restated Articles of Incorporation of the Registrant(1)

       3.02    Bylaws of the Registrant(1)

       4.01    Form of Warrant

       4.02    Form of Common Stock Certificate

       5.01    Opinion of Gary A. Agron, regarding legality of the Units (includes Consent)(1)

      10.01    1996 Employee Stock Option Plan(1)

      10.02    Office Lease and Amendments thereto (Beverly Hills, California)(1)

      10.03    Employment Agreement with Mr. Vukadinovic, as amended(1)

      10.04    Employment Agreement with Mr. Silberman, as amended(1)

      10.05    Promissory Note issued by Mr. Vukadinovic

      11.01    Computation of Earnings Per Share(1)

      11.02    Computation of Earnings Per Share

      23.01    Consent of A.J. Robbins, P.C.(1)

      23.02    Consent of Gary A. Agron (See 5.01, above)(1)

      23.03    Consent of A.J. Robbins, P.C.

      27.01    Financial Data Schedule(1)

      27.02    Financial Date Schedule


------------------------


(1) Previously filed


ITEM 28. UNDERTAKINGS.

    The Registrant hereby undertakes:

    (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

    (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

    (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.


    (g) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the 1933 Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Amendment No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beverly Hills, California, on August 12, 1997.


                                RETROSPETTIVA, INC.

                                By:           /s/ BORIVOJE VUKADINOVIC
                                     -----------------------------------------
                                                Borivoje Vukadinovic
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

             /s/ BORIVOJE
         VUKADINOVIC            Chief Executive Officer,
------------------------------    President and Director      August 12, 1997
     Borivoje Vukadinovic

            /s/ MICHAEL D.      Chief Financial Officer,
          SILBERMAN               Principal Accounting
------------------------------    Officer, Secretary and      August 12, 1997
     Michael D. Silberman         Director

           /s/ IVAN ZOGOVIC
------------------------------  Manager - Export/Import       August 12, 1997
         Ivan Zogovic

         /s/ MOJGAN KEYWANFAR
------------------------------  Accounting Manager and        August 12, 1997
       Mojgan Keywanfar           Director

          /s/ S. WILLIAM YOST
------------------------------  Director                      August 12, 1997
       S. William Yost

         /s/ DONALD E. TORMEY
------------------------------  Director                      August 12, 1997
       Donald E. Tormey

         /s/ PHILIP E. GRAHAM
------------------------------  Director                      August 12, 1997
       Philip E. Graham

                                 EXHIBIT INDEX


 EXHIBIT
   NO.     TITLE
---------  ---------------------------------------------------------------------------------------------------------
     1.05  Form of Amended Underwriting Agreement

     4.01  Form of Warrant

     4.02  Form of Common Stock Certificate

    10.05  Promissory Note issued by Mr. Vukadinovic

    11.02  Computation of Earnings Per Share

    23.03  Consent of AJ. Robbins, P.C.

    27.02  Financial Data Schedule